REVOLVING CREDIT AGREEMENT

dated as of

October 21, 2011

among

NATIONAL RURAL UTILITIES
COOPERATIVE FINANCE CORPORATION,

THE BANKS LISTED HEREIN,

THE ROYAL BANK OF SCOTLAND PLC,
as Administrative Agent and Initial Issuing Bank,

JPMORGAN CHASE BANK, N.A.,
as Syndication Agent,

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

KEYBANK NATIONAL ASSOCIATION,

and

ROYAL BANK OF CANADA

as Co-Documentation Agents

_________________________

RBS SECURITIES INC.,

J.P. MORGAN SECURITIES LLC,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

KEYBANK NATIONAL ASSOCIATION,

and

RBC CAPITAL MARKETS

as Co-Lead Arrangers and Joint Bookrunners

(NY) 27011/233/CA/RBS.CA.doc

TABLE OF CONTENTS
Page

ARTICLE 1
Definitions

Section 1.01. Definitions	1
Section 1.02. Accounting Terms and Determinations	20
Section 1.03. Types of Borrowings	20
Section 1.04. Letter of Credit	20

ARTICLE 2
The Credits

ARTICLE 3
Conditions

Section 3.01. Effectiveness	54
Section 3.02. Prior Credit Agreement	56
Section 3.03. Borrowings and L/C Credit Extensions	56

(NY) 27011/233/CA/RBS.CA.doc

i

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

ARTICLE 5
Covenants

ARTICLE 6
Defaults

Section 6.01. Events of Default	69
Section 6.02. Actions In Respect Of Letters Of Credit Upon Default	72
Section 6.03. Notice of Default	72

ARTICLE 7
THE ADMINISTRATIVE AGENT

Section 7.01. Appointment and Authorization	72

(NY) 27011/233/CA/RBS.CA.doc

ARTICLE 8
Change in Circumstances

Section 8.01. Basis for Determining Interest Rate Inadequate or Unfair	75
Section 8.02. Illegality	76
Section 8.03. Increased Cost and Reduced Return	77
Section 8.04. Base Rate Loans Substituted for Affected Euro-Dollar Loans	79

ARTICLE 9
Miscellaneous

(NY) 27011/233/CA/RBS.CA.doc

Schedules

Agent Schedule
Commitment Schedule
Pricing Schedule
Schedule 2.01                                             Existing Letters of Credit
Schedule 5.03(a)                                        Non-GAAP Subsidiaries
Schedule 9.15                                             ICC Transactions

Exhibits

Exhibit A                                  -           Form of Note
Exhibits B-1 and B-2               -           Forms of RUS Guarantee
Exhibit C                                   -           Money Market Quote Request
Exhibit D                                   -           Invitation for Money Market Quotes
Exhibit E                                   -           Money Market Quote
Exhibit F                                   -           Opinion of General Counsel for the Borrower
Annex A - Legal Actions
Annex B - Subsidiaries and Joint Ventures
Exhibit G                                   -           Assignment and Assumption Agreement
Exhibit H                                   -           U.S. Tax Certificates

(NY) 27011/233/CA/RBS.CA.doc

REVOLVING CREDIT AGREEMENT

REVOLVING CREDIT AGREEMENT dated as of October 21, 2011, among NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, a not-for-profit cooperative association incorporated under the laws of the District of Columbia, as Borrower, the BANKS listed on the signature pages hereof, THE ROYAL BANK OF SCOTLAND PLC, as Administrative Agent and as Initial Issuing Bank for the Letters of Credit issued or to be issued pursuant to this Agreement, JPMORGAN CHASE BANK, N.A., as Syndication Agent, and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., KEYBANK NATIONAL ASSOCIATION and ROYAL BANK OF CANADA, as Co-Documentation Agents.

The parties hereto agree as follows:

ARTICLE 1
Definitions

Section 1.01 .  Definitions.  The following terms, as used herein, have the following meanings:

“1994 Indenture” means the Indenture dated as of February 15, 1994 and as amended as of September 16, 1994 between the Borrower and U.S. Bank National Association, as trustee, as amended and supplemented from time to time, providing for the issuance in series of certain collateral trust bonds of the Borrower.

“2007 Indenture” means the Indenture dated as of October 25, 2007 between the Borrower and U.S. Bank National Association, as trustee, as amended and supplemented from time to time, providing for the issuance in series of certain collateral trust bonds of the Borrower.

“Absolute Rate Auction” means a solicitation of Money Market Quotes setting forth Money Market Absolute Rates pursuant to Section 2.03.

“Adjusted London Interbank Offered Rate” has the meaning set forth in Section 2.07(b).

“Administrative Agent” means The Royal Bank of Scotland plc, in its capacity as administrative agent for the Banks hereunder, and its successors in such capacity.

“Administrative Questionnaire” means, with respect to each Bank, the administrative questionnaire in the form submitted to such Bank by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Bank.

“Agreement” means this Revolving Credit Agreement, as the same may be amended from time to time.

“Applicable Law” means, with respect to any Person, any and all laws, statutes, regulations, rules, orders, injunctions, decrees, judgments, writs determinations or awards having the force or effect of binding such Person at law and issued by any Governmental Authority, applicable to such Person, including all Environmental Laws.

“Applicable Lending Office” means, with respect to any Bank, (i) in the case of its Base Rate Loans, its Domestic Lending Office, (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office and (iii) in the case of its Money Market Loans, its Money Market Lending Office.

“ASC 815” means Accounting Standards Codification No. 815 Derivatives and Hedging, as amended from time to time (or any successor provision thereto).

“ASC 830” means Accounting Standards Codification No. 830 Foreign Currency Matters, as amended from time to time (or any successor provision thereto).

“Assignee” has the meaning set forth in Section 9.06(c).

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.20(a)(iii).

“Back-Up Letter of Credit” has the meaning set forth in Section 2.01(b).

“Bank” means each bank listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.06(c), and their respective successors.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bank Parties” mean the Banks and the Issuing Banks.

“Base Rate” means, for any day, a rate per annum equal to the highest of (i) the Prime Rate for such day, (ii) the Federal Funds Rate for such day plus 0.50% and (iii) the Adjusted London Interbank Offered Rate for a one month Interest Period on such day (or if such day is not a Euro-Dollar Domestic Business Day, the immediately preceding Euro-Dollar Business Day) plus 1.00%.

“Base Rate Loan” means a Committed Loan that bears interest at the Base Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election or the last sentence of Section 2.08(a) or Article 8.

“Base Rate Margin” has the meaning set forth in the Pricing Schedule hereto.

“Bonds” means any bonds issued pursuant to any of the Indentures, as the context may require.

“Borrower” means the National Rural Utilities Cooperative Finance Corporation, a not-for-profit cooperative association incorporated under the laws of the District of Columbia, and its successors.

“Borrowing” has the meaning set forth in Section 1.03.

“Cash Collateral Account” means a deposit account or a non-interest bearing securities account (as contemplated by Section 2.20(e)) opened, or to be opened, by the Administrative Agent and in which a Lien has been granted to the Administrative Agent for the benefit of each Bank and each Issuing Bank pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each Issuing Bank (which documents are hereby consented to by the Banks) to the extent that any Letter of Credit is required to be Cash Collateralized in accordance with this Agreement.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of each Issuing Bank and each Bank, as collateral for the L/C Obligations, cash or deposit account balances, and “Cash Collateral” shall refer to such cash or deposit account balances.

“Central Banking Authority” means any central bank, reserve bank or monetary authority that is principally engaged in the regulation of the currency, money supply or commercial banking system of any given sovereign state or states.

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Bank Party (or, for purposes of Section 8.03(b), by its Applicable Lending Office or by such

Bank Party’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided however, that notwithstanding anything therein to the contrary, (i) any requirements imposed under the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or enacted, adopted or issued in connection therewith and (ii) any requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date adopted, issued, promulgated or implemented, but only if any such requirements are generally applicable to (and for which reimbursement is generally being sought by the Banks in respect of) credit transactions similar to this transaction from borrowers similarly situated to the Borrower.

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-Documentation Agents” means The Bank of Tokyo-Mitsubishi UFJ, Ltd., KeyBank National Association, and Royal Bank of Canada, each in their respective capacity as documentation agent hereunder, and their respective successors in such capacity.

“Co-Lead Arrangers” means RBS Securities Inc., J.P. Morgan Securities LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., KeyBank National Association, and RBC Capital Markets, 1 each in their capacity as co-lead arranger and joint bookrunner.

“Commitment” means (i) with respect to each Bank listed on the signature pages hereof, the amount set forth opposite the name of such Bank on the Commitment Schedule hereto and (ii) with respect to any Assignee that becomes a Bank pursuant to Section 9.06(c), the amount of the transferor Bank’s Commitment assigned to it pursuant to Section 9.06(c), in each case as such amount may from time to time be reduced pursuant to Sections 2.10 and 2.11; provided that, if the context so requires, the term “Commitment” means the obligation of a Bank to make loans pursuant to Section 2.01(a) and purchase participations in L/C Obligations up to, in the aggregate, such amount to the Borrower hereunder.

“Committed Borrowing” means a Borrowing under Section 2.01(a).

“Committed Loan” means a Revolving Loan; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Committed Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Commitment Termination Date” means October 21, 2015 or, if such day is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day.

“Consolidated Entity” means at any date any Subsidiary, and any other entity the accounts of which would be combined or consolidated with those of the Borrower in its combined or consolidated financial statements if such statements were prepared as of such date.

“Credit Documentation” has the meaning set forth in Section 9.15.

“Credit Exposure” means with respect to any Bank at any time, (i) the aggregate principal amount of the Loans outstanding and (ii) the Outstanding Amount of all L/C Obligations (with the aggregate amount of each Bank’s participation in L/C Obligations deemed “held” by such Bank for purposes of this definition).

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both (as specified in Section 6.01) would, unless cured or waived, become an Event of Default.

“Defaulting Bank” means any Bank that (a) has failed, within two Domestic Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to the Administrative Agent or any Bank Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Bank notifies the Administrative Agent and the Borrower, in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower, the Administrative Agent or any Bank Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Domestic Business Days after request by the Administrative Agent (the Administrative Agent hereby agreeing to make any such written request upon a request from the Borrower) or any Bank Party, acting in good faith, to provide a certification in writing from an authorized officer of such Bank (with a copy of such certification to be provided to the Borrower) that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon such Bank Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a Parent, that has become the subject of a Bankruptcy Event.

“Derivative Cash Settlements” means, for any period, the line item “derivative cash settlements” as it appears on the statement of operations of the Borrower and its Consolidated Entities for such period delivered to the Banks pursuant to Section 5.03(b), calculated in accordance with generally accepted accounting principles as in effect from time to time.

“Derivatives Obligations” of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“Determination Date” has the meaning set forth in Section 5.09.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Domestic Lending Office” means, as to each Bank Party, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank Party may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 3.01.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code or, for purposes of Section 412 of the Internal Revenue Code, under Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

“Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

“Euro-Dollar Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Administrative Agent.

“Euro-Dollar Loan” means a Committed Loan that bears interest at a Euro-Dollar Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election.

“Euro-Dollar Margin” means a rate per annum determined in accordance with the Pricing Schedule.

“Euro-Dollar Rate” means, for any day, a rate per annum determined in accordance with Section 2.07(b).

“Euro-Dollar Reference Banks” means the principal London offices of JPMorgan Chase Bank, N.A. and The Royal Bank of Scotland plc.

 “Euro-Dollar Reserve Percentage” has the meaning set forth in Section 2.07(b).

“Event of Default” has the meaning set forth in Section 6.01.

“Excluded Taxes” means, with respect to any payment made by the Borrower under this Agreement or the Notes, any of the following Taxes imposed on or with respect to a Recipient:

(a) income or franchise Taxes imposed on (or measured by) net income by the United States of America, or by the jurisdiction under the laws of which such

Recipient is organized or in which its principal office is located or, in the case of any Bank Party, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Non U.S. Bank Party (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any U.S. Federal withholding Taxes resulting from any law in effect (including FATCA) on the date such Non U.S. Bank Party becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non U.S. Bank Party’s failure to comply with Section 2.16(f), except to the extent that such Non U.S. Bank Party (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.17(a).

“Existing Letters of Credit” means any letter of credit listed on Schedule 2.01 hereto which has been issued by The Bank of Nova Scotia, in its capacity as the issuing bank under the Revolving Credit Agreement dated as of March 10, 2010 among the Borrower, the banks named therein, Royal Bank of Canada, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, and U.S. Bank National Association, as Co-Documentation Agents, The Royal Bank of Scotland plc, as Syndication Agent, and The Bank of Nova Scotia, as Administrative Agent.  The Borrower shall be deemed to have requested the issuance of each Existing Letter of Credit for purposes hereof.

“Facility Fee Rate” means a rate per annum determined in accordance with the Pricing Schedule.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day; provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to The Royal Bank of Scotland plc on such day on such transactions as determined by the Administrative Agent.

“Fixed Rate Borrowing” means either a Euro-Dollar Borrowing or a  Money Market LIBOR Borrowing.

“Fixed Rate Loans” means Euro-Dollar Loans or Money Market Loans (excluding Money Market LIBOR Loans bearing interest at the Base Rate pursuant to Section 8.01) or any combination of the foregoing.

“Foreclosed Asset” has the meaning set forth in Section 5.12.

“Fronting Fee” has the meaning specified in Section 2.09(d).

“Governmental Authority” means any national, state, county, city, town, village, municipal or other government department, commission, board, bureau, agency, authority or instrumentality of a country or any political subdivision thereof, exercising executive, legislative, judicial, regulatory or administrative powers or functions of or pertaining to government.

“Group of Loans” means, at any time, a group of Loans consisting of (i) all Committed Loans which are Base Rate Loans at such time or (ii) all Euro-Dollar Loans having the same Interest Period at such time; provided that if a Committed Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or lease payments of any other Person or otherwise in any manner assuring the holder of any Indebtedness of, or the obligee under any lease of, any other Person through an agreement, contingent or otherwise, to purchase Indebtedness or the property subject to such lease, or to purchase goods, supplies or services primarily for the purpose of enabling the debtor or obligor to make payment of the Indebtedness or under such lease or of assuring such Person against loss, or to supply funds to or in any other manner invest in the debtor or obligor, or otherwise; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” when used as a verb has a correlative meaning.

“Guaranteed Portion” has the meaning set forth in the definition of RUS Guaranteed Loan.

“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

“Honor Date” has the meaning specified in Section 2.20(b)(i).

“Increased Amount Date” has the meaning set forth in Section 2.17.

“Incremental Bank” has the meaning set forth in Section 2.17.

“Incremental Commitments” has the meaning set forth in Section 2.17 .

“Indebtedness” with respect to any Person means:

(1)           all indebtedness which would appear as indebtedness on a balance sheet of such Person prepared in accordance with generally accepted accounting principles (i) for money borrowed, (ii) which is evidenced by securities sold for money or (iii) which constitutes purchase money indebtedness;

(2)           all indebtedness of others Guaranteed by such Person;

(3)           all indebtedness secured by any Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and

(4)           all indebtedness of such Person created or arising under any conditional sale or other title retention agreement (including any lease in the nature of a title retention agreement) with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession of such property), but only if such property is included as an asset on the balance sheet of such Person;

provided that, in computing the “Indebtedness” of such Person, there shall be excluded any particular indebtedness if, upon or prior to the maturity thereof, there shall have been deposited with the proper depositary in trust money (or evidences of such indebtedness) in the amount necessary to pay, redeem or satisfy such indebtedness, and thereafter such money and evidences of indebtedness so deposited shall not be included in any computation of the assets of such Person; and provided further that no provision of this definition shall be construed to include as “Indebtedness” of the Borrower or its Consolidated Entities any indebtedness by virtue of any agreement by the Borrower or its Consolidated Entities to advance or supply funds to Members.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by the Borrower under this Agreement or the Notes and (b) Other Taxes.

“Indenture” means either the 1994 Indenture, the 2007 Indenture or any other Indenture that provides for borrowing on terms not materially more disadvantageous to the Borrower’s unsecured creditors than the borrowings under the 1994 Indenture or the 2007 Indenture, and “Indentures” means all such Indentures.

“Initial Issuing Bank” means The Royal Bank of Scotland plc, in its capacity as initial issuing bank for the letters of credit issued or to be issued pursuant to this Agreement, and its successors in such capacity as provided in Section 2.20(b).

“Interest Expense” means, for any period, the line item “interest expense” as it appears on the statement of operations of the Borrower and its Consolidated Entities for such period delivered to the Banks pursuant to Section 5.03(b), calculated in accordance with generally accepted accounting principles as in effect from time to time.

“Interest Period” means: (1) with respect to each Euro-Dollar Borrowing, the period commencing on the date of such Borrowing and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

(a)           any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

(b)           any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

(c)           any Interest Period of any Euro-Dollar Loan included in such Borrowing which would otherwise end after the Maturity Date shall, with respect to such Euro-Dollar Loan, end on such Maturity Date;

(2)           with respect to each Base Rate Borrowing, the period commencing on the date of such Borrowing and ending 30 days thereafter; provided that:

(a)           any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day; and

(b)           any Interest Period of any Base Rate Loan included in such Borrowing which would otherwise end after the Maturity Date shall, with respect to such Base Rate Loan, end on such Maturity Date;

(3)           with respect to each Money Market LIBOR Borrowing, the period commencing on the date of such Borrowing and ending any whole number of months thereafter (but not less than one month) as the Borrower may elect in the applicable Notice of Borrowing; provided that:

(a)           any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

(b)           any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

(c)           any Interest Period which would otherwise end after the Commitment Termination Date shall end on the Commitment Termination Date; and

(4)           with respect to each Money Market Absolute Rate Borrowing, the period commencing on the date of such Borrowing and ending such number of days thereafter (but not less than 30 days) as the Borrower may elect in the applicable Notice of Borrowing; provided that:

(a)           any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day; and

(b)           any Interest Period which would otherwise end after the Commitment Termination Date shall end on the Commitment Termination Date.

“Investments” has the meaning set forth in Section 5.12.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement and instrument entered into by any Issuing Bank and the Borrower (or any Consolidated Entity of the Borrower) or in favor of any Issuing Bank and relating to any such Letter of Credit.

“Issuing Bank” means the Initial Issuing Bank, The Bank of Nova Scotia and any Bank appointed by the Borrower (with the consent of the Administrative Agent) as such and each Person that shall become an Issuing Bank hereunder pursuant to Section 2.20(l) or Section 9.06(f).  Each Issuing Bank may, with the consent of the Borrower (such consent not to be unreasonably withheld), arrange for one or more Letters of Credit to be issued by affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such affiliate with respect to Letters of Credit issued by such affiliate.

“Joint Venture” means any corporation, partnership, association, joint venture or other entity in which the Borrower, directly or indirectly through

Subsidiaries or Joint Ventures, has an equity interest at the time of 10% or more but which is not a Subsidiary; provided that no Person whose only assets are RUS Guaranteed Loans and investments incidental thereto shall be deemed a Joint Venture; provided further that any investment by the Borrower, directly or indirectly through Subsidiaries or Joint Ventures, in (or any of their other interests in) any equity securities of the Federal Agricultural Mortgage Corporation shall not be deemed a Joint Venture.

“L/C Advance” means, with respect to each Bank, such Bank’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof, the extension of the expiry date thereof or the increase of the amount thereof.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit to be issued hereunder by any Issuing Bank in the form from time to time in use by such Issuing Bank.

“Letter of Credit Expiration Date” means the day that is five Domestic Business Days prior to the Commitment Termination Date.

“Letter of Credit Fee” has the meaning specified in Section 2.09(c).

“Letter of Credit Sublimit” means $100,000,000.  The Letter of Credit Sublimit is part of , and not in addition to, the aggregate Commitments.

“Letters of Credit” means letters of credit issued by any Issuing Bank pursuant to Section 2.01(b).

“LIBOR Auction” means a solicitation of Money Market Quotes setting forth Money Market Margins based on the London Interbank Offered Rate pursuant to Section 2.03.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.  For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a Base Rate Loan or a Euro-Dollar Loan or a Money Market Loan and “Loans” means Base Rate Loans or Euro-Dollar Loans or Money Market Loans or any combination of the foregoing.

“London Interbank Offered Rate” has the meaning set forth in Section 2.07(b).

“Maturity Date” means (i) with respect to any Revolving Loan, the Commitment Termination Date and (ii) with respect to any Money Market Loan, the last day of the Interest Period applicable thereto.

“Member” means any Person which is a member or a patron of the Borrower.

“Members’ Subordinated Certificate” means a note of the Borrower or its Consolidated Entities substantially in the form of the membership subordinated subscription certificates and the loan and guarantee subordinated certificates outstanding on the date of the execution and delivery of this Agreement and any other Indebtedness of the Borrower or its Consolidated Entities having substantially similar provisions as to subordination as those contained in said outstanding membership subordinated subscription certificates and loan and guarantee subordinated certificates.

“Money Market Absolute Rate” has the meaning set forth in Section 2.03(d).

“Money Market Absolute Rate Loan” means a loan to be made by a Bank pursuant to an Absolute Rate Auction.

“Money Market Lending Office” means, as to each Bank, its Domestic Lending Office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Money Market Lending Office by notice to the Borrower and the Administrative Agent; provided that any Bank may from time to time by notice to the Borrower and the Administrative Agent designate separate Money Market Lending Offices for its Money Market LIBOR Loans, on the one hand, and its Money Market Absolute Rate Loans, on the other hand, in which case all references herein to the Money Market Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

“Money Market LIBOR Loan” means a loan to be made by a Bank pursuant to a LIBOR Auction (including such a loan bearing interest at the Prime Rate pursuant to Section 8.01(a)).

“Money Market Loan” means a Money Market LIBOR Loan or a Money Market Absolute Rate Loan.

“Money Market Margin” has the meaning set forth in Section 2.03(d).

“Money Market Quote” means an offer by a Bank to make a Money Market Loan in accordance with Section 2.03.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, which has two or more contributing sponsors, one of whom is the Borrower or a Subsidiary of the Borrower or any member of the ERISA Group, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

“Net Income” means, for any period, the line item “net income” on the consolidated statement of operations of the Borrower and its Consolidated Entities, as it appears in the financial statements for such period delivered to the Banks pursuant to Section 5.03(b), and each calculated in accordance with generally accepted accounting principles as in effect from time to time; provided that non-cash adjustments (whether positive or negative) required to be made pursuant to ASC 815 and ASC 830 on each such line item shall be excluded from the calculation thereof to the extent otherwise included therein.

“Non-Extension Notice Date” has the meaning specified in Section 2.20(a)(iii).

“Non-U.S. Bank Party” means a Bank Party that is not a U.S. Person.

“Notes” means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” means a Notice of Committed Borrowing or a Notice of Money Market Borrowing.

“Notice of Committed Borrowing” has the meaning set forth in Section 2.02.

“Notice of Interest Rate Election” has the meaning set forth in Section 2.08.

“Notice of Money Market Borrowing” has the meaning set forth in Section 2.03(f).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such

Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other  transaction pursuant to, or enforced, this Agreement or the Notes, or sold or assigned an interest in this Agreement or the Notes).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or the Notes, except any such Taxes that are Other Connection Taxes imposed with respect to an  assignment (other than an assignment under Section 2.18).

“Outstanding Amount” means with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any relevant L/C Credit Extension occurring on such date and any other changes in the aggregate amount of such L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any relevant Letters of Credit or any reductions in the maximum amount available for drawing under any relevant Letters of Credit taking effect on such date.

“Parent” means, with respect to any Bank, any Person as to which such Bank is, directly or indirectly, a subsidiary.

“Participant” has the meaning set forth in Section 9.06(b).

“Patronage Capital Certificates” means those certificates that evidence the portion of Net Income allocated by the Borrower among its Members in accordance with applicable cooperative principles.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Performance Letter of Credit” means any letter of credit issued in order to guarantee performance under a contract.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means any multiemployer plan or single employer plan (including any Multiple Employer Plan), as defined in Section 4001 and subject to Title IV of ERISA, which is maintained or contributed to by, or at any time during the five calendar years preceding the date of this Agreement was maintained or contributed to by, the Borrower or a Subsidiary of the Borrower or any member of the ERISA Group.

“Pricing Schedule” means the Pricing Schedule attached hereto.

“Prime Rate” means the rate of interest publically announced by The Royal Bank of Scotland plc as its prime rate in effect at such time at its principal office in New York City; provided that if The Royal Bank of Scotland plc ceases to publically announce such rate of interest, then the Prime Rate shall mean the rate of interest published by the Wall Street Journal from time to time as the "Prime Rate".

“Prior 5-Year Credit Agreement” means the Revolving Five Year Credit Agreement dated as of March 16, 2007, among the Borrower, the banks named therein, The Royal Bank of Scotland N.V. (formerly known as ABN AMRO Bank N.V.), The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, and The Royal Bank of Scotland plc, as Co-Documentation Agents, The Bank of Nova Scotia, as Syndication Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent.

“Pro Rata Share” means, with respect to each Bank at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Bank and the denominator of which is the total amount of the Commitments, subject to adjustment as provided in Section 2.19(a)(iv); provided that if the commitment of each Bank to make Revolving Loans and the obligation of each Issuing Bank to make L/C Credit Extensions have been terminated pursuant to Section 2.10 or 6.01, then the Pro Rata Share of each Bank shall be determined based on the Pro Rata Share of such Bank immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Qualified Subordinated Indebtedness” means the Borrower’s  (i) 6.10% Subordinated Deferrable Interest Notes Due 2044, (ii) 5.95% Subordinated Deferrable Interest Notes Due 2045, and (iii) any other Indebtedness of the Borrower having substantially similar terms as to subordination as those contained in the instruments and documents relating to the foregoing Indebtedness or that would be junior to any of the foregoing; provided that such Indebtedness (a) will not mature prior to the Maturity Date and (b) does not require payments of principal prior to the Commitment Termination Date, except pursuant to acceleration or at the option of the Borrower.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Bank and (c) the Issuing Bank.

“REDLG Program Liens” means Liens on any asset of the Borrower required to be pledged as collateral to support obligations of the Borrower with respect to any government Guarantee provided pursuant to regulations issued under the Rural Electrification Act of 1936, 7 U.S.C. 901 et. seq., and the Food, Conservation and Energy Act of 2008, Pub. L. 110-234 Stat. 923 (“REDLG Obligations”) so long as such Guarantee supports long-term Indebtedness issued by the Borrower and permitted by Section 5.09.

“REDLG Obligations” has the meaning set forth in the definition of REDLG Program Liens.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reportable Event” means an event described in Section 4043(c) of ERISA or regulations promulgated by the Department of Labor thereunder (with respect to which the 30 day notice requirement has not been waived by the PBGC).

“Required Banks” means at any time Banks having at least 51% of the sum of (i) the aggregate amount of the unused Commitments, (ii) the aggregate principal outstanding amount of the Loans and (iii) the Outstanding Amount of all L/C Obligations (with the aggregate amount of each Bank’s participation in L/C Obligations deemed “held” by such Bank for purposes of this definition).

“Responsible Officer” means (i) with respect to the Borrower, the Chief Financial Officer, the Chief Executive Officer, the Treasurer, an Assistant Secretary-Treasurer, the Controller, the Vice President, Capital Markets Funding or, in each case, an authorized signatory of such Person and (ii) with respect to any other Person, the president, any vice-president, the chief financial officer, any assistant-treasurer or, in each case, an authorized signatory of such Person.

“Revolving Credit Period” means the period from and including the Effective Date to but excluding the Commitment Termination Date.

“Revolving Loan” means a loan made by a Bank pursuant to Section 2.01(a).

“RUS” means the Rural Utilities Service of the Department of Agriculture of the United States of America (as successor to the Rural Electrification Administration of the Department of Agriculture of the United States of America) or any other regulatory body which succeeds to its functions.

“RUS Guaranteed Loan” means any loan made by any Person, which loan is guaranteed, in whole or in part, as to principal and interest by the United States of America through the RUS pursuant to a guarantee, which guarantee contains provisions no less favorable to the holder thereof than the provisions set forth in the form of Exhibit B-1 or Exhibit B-2 hereto; and “Guaranteed Portion” of any RUS Guaranteed Loan means that portion of principal of, and interest on, such RUS Guaranteed Loan which is guaranteed by the United States of America through the RUS.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Securities and Exchange Commission” means the Securities and Exchange Commission or any other U.S. federal governmental authority succeeding to any or all of the functions of the Securities and Exchange Commission.

“Special Purpose Subsidiary” has the meaning set forth in Section 5.12.

“Standby Letter of Credit” means any Letter of Credit issued under this Agreement, other than (i) a Trade Letter of Credit, (ii) a Performance Letter of Credit or (iii) a Backup Letter of Credit in support of either a performance letter of credit or a trade letter of credit issued by the Borrower.

“Start-up Investments” has the meaning set forth in Section 5.12.

“Subsidiary” of any Person means (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through its Subsidiaries, and (ii) any other Person in which such Person directly or indirectly through Subsidiaries has more than a 50% voting and equity interest; provided that no Person whose only assets are RUS Guaranteed Loans and investments incidental thereto shall be deemed a Subsidiary.

“Superior Indebtedness” means all Indebtedness of the Borrower and its Consolidated Entities (other than Members’ Subordinated Certificates and Qualified Subordinated Indebtedness), but excluding (i) Indebtedness of the Borrower or any of its Consolidated Entities to the extent that the proceeds of such Indebtedness are used to fund Guaranteed Portions of RUS Guaranteed Loans and (ii) any indebtedness of any Member Guaranteed by the Borrower or any of its Consolidated Entities (“Guaranteed Indebtedness”), to the extent that either (x) the long-term unsecured debt of such Member is rated at least BBB+ by S&P or Baal by Moody’s, (y) the long-term secured debt of such Member is rated at least A- by S&P or A3 by Moody’s or (z) the payment of principal and interest by the Borrower or any of its Consolidated Entities in respect of such Guaranteed Indebtedness is covered by insurance or reinsurance provided by an insurer having an insurance financial strength rating of AAA by S&P or a financial strength rating of Aaa by Moody’s.

“Syndication Agent” means The Royal Bank of Scotland plc, in its capacity as Syndication Agent hereunder, and its successors in such capacity.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any

 Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TIER” means, for any period, the ratio of (x) Net Income plus Interest Expense plus Derivative Cash Settlements to (y) Interest Expense plus Derivative Cash Settlements, in each case for such period.

“Trade Letter of Credit” means any letter of credit that is issued for the benefit of a supplier of goods or services to effect payment for such goods or services.

“Type” refers to whether a Loan is a Base Rate Loan, a Euro-Dollar Loan, a Money Market Absolute Rate Loan or a Money Market LIBOR Loan.

“Unreimbursed Amount” has the meaning specified in Section 2.20(b)(i).

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(D)(2).

“Withholding Agent” means the Borrower and the Administrative Agent.

Section 1.02 .  Accounting Terms and Determinations.   Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited financial statements of the Borrower and its Consolidated Entities delivered to the Bank Parties.

Section 1.03 .  Types of Borrowings.  The term “Borrowing” denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to Article 2 on a single date and for a single Interest Period.  Borrowings are classified for purposes of this Agreement either by reference to the pricing of Loans comprising such Borrowing (e.g., a “Euro-Dollar Borrowing” is a Borrowing comprised of Euro-Dollar Loans) or by reference to the provisions of Article 2 under which participation therein is determined (i.e., a “Revolving  Borrowing” is a Borrowing under Section 2.01(a) in which all Banks participate in proportion to their Commitments, while a “Money Market Borrowing” is a Borrowing under Section 2.03 in which the Bank participants are determined on the basis of their bids in accordance therewith).

Section 1.04 .  Letter of Credit.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the stated face amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed the maximum stated amount of such Letter of Credit after giving effect to all increases thereof, whether or not such maximum face amount is in effect at such time.

ARTICLE 2
The Credits

Section 2.01 .  Commitments to Lend and Issue Letters of Credit.  (a) Revolving Loans.  During the Revolving Credit Period each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower pursuant to this Section from time to time in amounts such that the sum of (x) the aggregate principal amount of Revolving Loans by such Bank at any one time outstanding plus (y) such Bank’s Pro Rata Share of the Outstanding Amount of all L/C Obligations shall not exceed the amount of its Commitment.  Each Borrowing shall be in an aggregate principal amount of $10,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the maximum aggregate amount available in accordance with Section 3.03(d)) and shall be made from the several Banks ratably in proportion to their respective Commitments.  Within the foregoing limits, the Borrower may borrow under this Section, repay or, to the extent permitted by Section 2.12, prepay Loans and reborrow at any time during the Revolving Credit Period under this Section.

(b)  Letters of Credit.  Subject to the terms and conditions set forth herein, (i) each Issuing Bank agrees, in reliance upon the agreements of the other Banks set forth in Section 2.20, (A) from time to time on any Domestic Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to make L/C Credit Extensions either (i) for the account of the Borrower, its Consolidated Entities, its Members or members of its Consolidated Entities or (ii) in support of a letter of credit issued by the Borrower as a back-up confirmation or backup credit support of such letter of credit ("Back-Up Letter of Credit"), and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.20(a)(i) and (ii), and (B) to honor drawings under the Letters of Credit issued by it; and (ii) the Banks severally agree to participate in Letters of Credit issued for the account of the Borrower, its Consolidated Entities, its Members or members of its Consolidated Entities and any L/C Borrowings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (1) the sum of (x) the aggregate principal amount of Revolving Loans of any Bank, plus (y) such Bank’s Pro Rata Share of the Outstanding Amount of all L/C Obligations shall not exceed such Bank’s Commitment and (2) the Outstanding Amount of all L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrower for the issuance of, or an amendment to increase the amount of, any Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the condition set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  Notwithstanding anything to the contrary herein, no Issuing Bank shall issue any Letter of Credit other than a Standby Letter of Credit.

(b)  Letters of Credit Generally.  (i) No Issuing Bank shall issue any Letter of Credit if the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Banks have approved such expiry date; provided that in no event shall the expiry date of any requested Letter of Credit occur on or after the Domestic Business Day immediately preceding the Commitment Termination Date.

(i)  No Issuing Bank shall be under any obligation to make any L/C Credit Extension if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Applicable Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law, but if not having the force of law, being a request or directive which is generally complied with by comparable financial institutions) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that the Issuing Bank refrain from the issuance of Letters of Credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith reasonably deems material to it; provided, however, that in the event a Bank Party participating in the Letters of Credit is not affected by any such restriction, requirement or imposition, and is able to issue such Letter of Credit and expressly agrees in its sole discretion to issue such Letter of Credit, such Bank Party, subject to the consent of the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed, shall issue such Letter of Credit and shall be deemed the Issuing Bank with regard to such Letter of Credit for all purposes of this Agreement;

(B) the making of such L/C Credit Extension would violate any Applicable Laws;

(C) except as otherwise agreed by the Administrative Agent and such Issuing Bank, such Letter of Credit is in an initial face amount less than $25,000;

(D) such L/C Credit Extension is to be denominated in a currency other than Dollars;

(E) such L/C Credit Extension contains any provisions for automatic reinstatement of the stated amount after any L/C Borrowing thereunder; or

(F) a default of any Bank’s obligations to fund under Section 2.20 exists, or any Bank is then a Defaulting Bank, unless, after giving effect to Section 2.19(a)(iv)) with respect to such Bank, such Issuing Bank has entered into satisfactory arrangements, including the delivery of Cash Collateral satisfactory to the Issuing Bank (in its sole discretion) with the Borrower or such Bank to eliminate such Issuing Bank’s risk.

(ii)  No Issuing Bank shall be under the obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(c)   Existing Letters of Credit. The parties hereto agree that the Existing Letters of Credit will automatically, without any further action on the part of any Person, be deemed to be Letters of Credit hereunder issued hereunder on the Effective Date for the account of the Borrower.  Without limiting the foregoing, (i) each such Existing Letter of Credit shall be included in the calculation of the L/C Obligations and (ii) each Lender shall have reimbursement and participation obligations with respect to such Existing Letters of Credit as provided in Sections 2.20(a) and (b) hereof.

Section 2.02 .  Notice of Committed Borrowings.  The Borrower shall give the Administrative Agent notice (a “Notice of Committed Borrowing”) not later than 12:00 noon (New York City time) on (x) the date of such Borrowing, in the case of each Base Rate Borrowing, and (y) the third Euro-Dollar Business Day before such Borrowing, in the case of each Euro-Dollar Borrowing, specifying:

(a)  the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

(b)  the aggregate amount of such Borrowing,

(c)  whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate or a Euro-Dollar Rate, and

(d)  in the case of a Euro-Dollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

Notwithstanding the foregoing, no more than 15 Fixed Rate Borrowings  shall be outstanding at any one time, and any Borrowing which would exceed such limitation shall be made as a Base Rate Borrowing.

Section 2.03 .  Money Market Borrowings.  (a) In addition to Committed Borrowings pursuant to Section 2.01(a), the Borrower may, as set forth in this Section, request the Banks during the Revolving Credit Period to make offers to make Money Market Loans to the Borrower.  The Banks may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

(a)  Money Market Quote Request.  When the Borrower wishes to request offers to make Money Market Loans under this Section, it shall transmit to the Administrative Agent by telex or facsimile transmission a Money Market Quote Request substantially in the form of Exhibit C hereto so as to be received no later than 10:00 A.M. (New York City time) on (x) the fourth Euro-Dollar Business Day prior to the date of Borrowing proposed therein, in the case of a LIBOR Auction or (y) the Domestic Business Day next preceding the date of Borrowing proposed therein, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective) specifying:

(i)  the proposed date of Borrowing, which shall be a Euro-Dollar Business Day in the case of a LIBOR Auction or a Domestic Business Day in the case of an Absolute Rate Auction,

(ii)  the aggregate amount of such Borrowing, which shall be $10,000,000 or any larger multiple of $1,000,000,

(iii)  the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and

(iv)  whether the Money Market Quotes requested are to set forth a Money Market Margin or a Money Market Absolute Rate.

The Borrower may request offers to make Money Market Loans for more than one Interest Period in a single Money Market Quote Request.  No Money Market Quote Request shall be given within four Euro-Dollar Business Days (or such other number of days as the Borrower and the Administrative Agent may agree) of any other Money Market Quote Request.

(b)  Invitation for Money Market Quotes.  Promptly upon receipt of a Money Market Quote Request, the Administrative Agent shall send to the Banks by telex or facsimile transmission an Invitation for Money Market Quotes substantially in the form of Exhibit D hereto, which shall constitute an invitation by the Borrower to each Bank to submit Money Market Quotes offering to make the Money Market Loans to which such Money Market Quote Request relates in accordance with this Section.

(c)  Submission and Contents of Money Market Quotes.  (i) Each Bank may submit a Money Market Quote containing an offer or offers to make Money Market Loans in response to any Invitation for Money Market Quotes.  Each Money Market Quote must comply with the requirements of this subsection (d) and must be submitted to the Administrative Agent by telex or facsimile transmission at its offices specified in or pursuant to Section 9.01 not later than (x) 9:30 A.M. (New York City time) on the third Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) 9:30 A.M. (New York City time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that Money Market Quotes submitted by the Administrative Agent (or any affiliate of the Administrative Agent) in the capacity of a Bank may be submitted, and may only be submitted, if the Administrative Agent or such affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than (x) 8:30 A.M. (New York City time) on the third Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) 9:15 A.M. (New York City time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction.  Subject to Articles 3 and 6, any Money Market Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Borrower.

(i)  Each Money Market Quote shall be in substantially the form of Exhibit E hereto and shall in any case specify:

(A) the proposed date of Borrowing,

(B) the principal amount of the Money Market Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Bank, (x) must be $1,000,000 or any larger multiple thereof, (y) may not exceed the principal amount of Money Market Loans for which offers were requested and (z) may be subject to an aggregate limitation as to principal amount of Money

Market Loans for which offers being made by such quoting Bank may be accepted,

(C) in the case of a LIBOR Auction, the margin above or below the applicable London Interbank Offered Rate (the “Money Market Margin”) offered for each such Money Market Loan, expressed as a percentage (rounded to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate,

(D) in the case of an Absolute Rate Auction, the rate of interest per annum (rounded to the nearest 1/10,000th of 1%) (the “Money Market Absolute Rate”) offered for each such Money Market Loan, and

(E) the identity of the quoting Bank.

A Money Market Quote may set forth up to five separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Money Market Quotes.

(ii)  Any Money Market Quote shall be disregarded if it:

(A) is not substantially in conformity with Exhibit E hereto or does not specify all of the information required by subsection (d)(ii),

(B) contains qualifying, conditional or similar language,

(C) proposes terms other than or in addition to those set forth in the applicable Invitation for Money Market Quotes, or

(D) arrives after the time set forth in subsection (d)(i).

(e)  Notice to Borrower.  The Administrative Agent shall promptly notify the Borrower of the terms (x) of any Money Market Quote submitted by a Bank that is in accordance with subsection (d) and (y) of any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market Quote submitted by such Bank with respect to the same Money Market Quote Request.  Any such subsequent Money Market Quote shall be disregarded by the Administrative Agent unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote.  The Administrative Agent’s notice to the Borrower shall specify (A) the aggregate principal amount of Money Market Loans for which offers have been received for each Interest Period specified in the related Money Market Quote Request, (B) the respective principal amounts and Money Market Margins or Money Market Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Money Market Loans for which offers in any single Money Market Quote may be accepted.

(f)  Acceptance and Notice by Borrower.  Not later than 10:30 A.M. (New York City time) on (x) the third Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), the Borrower shall notify the Administrative Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e).  In the case of acceptance, such notice (a “Notice of Money Market Borrowing”) shall specify the aggregate principal amount of offers for each Interest Period that are accepted.  The Borrower may accept any Money Market Quote in whole or in part; provided that:

(i)  the aggregate principal amount of each Money Market Borrowing may not exceed the applicable amount set forth in the related Money Market Quote Request,

(ii)  the aggregate principal amount of each Money Market Borrowing must be $10,000,000 or any larger multiple of $1,000,000,

(iii)  acceptance of offers may only be made on the basis of ascending Money Market Margins or Money Market Absolute Rates, as the case may be, and

(iv)  the Borrower may not accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement.

(g)  Allocation by Agent.  If offers are made by two or more Banks with the same Money Market Margins or Money Market Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Banks as nearly as possible (in such multiples, not greater than $100,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers.  Determinations by the Administrative Agent of the amounts of Money Market Loans shall be conclusive in the absence of manifest error.

Section 2.04 . Notice to Banks; Funding of Loans.  (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank on the same Domestic Business Day of the contents thereof and of such Bank’s share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b)  Not later than 2:00 P.M. (New York City time) on the date of each Borrowing, each Bank participating therein shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address specified in or pursuant to Section 9.01.  Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will thereafter make the funds so received from the Banks available to the Borrower at the Administrative Agent’s aforesaid address, provided, however, that the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any L/C Borrowings made by any Issuing Bank and by any Bank, as the case may be, and outstanding on the date of such Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to such Issuing Bank or such other Bank, as the case may be, for repayment of such L/C Borrowing.

(c)  If any Bank makes a new Loan hereunder on a day on which the Borrower is to repay all or any part of an outstanding Loan from such Bank, such Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Bank to the Administrative Agent as provided in subsection (b), or remitted by the Borrower to the Administrative Agent as provided in Section 2.13, as the case may be.

(d)  Unless the Administrative Agent shall have been notified by any Bank prior to the date of Borrowing (or prior to 2:00 P.M. (New York City time) on the date of Borrowing in the case of a Base Rate Borrowing) that such Bank does not intend to make available to the Administrative Agent such Bank’s portion of the Borrowing to be made on such date, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on such date and the Administrative Agent may (but shall have no obligation to), in reliance upon such assumption, make available to the Borrower a corresponding amount, subject to the provisions of subsection (c).  If such corresponding amount is not in fact made available to the Administrative Agent by such Bank, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Bank.  If such Bank does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall promptly pay such corresponding amount to the Administrative Agent.  The Administrative Agent shall also be entitled to recover from such Bank or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (x) in the case of a Bank, the Federal Funds Rate for each such day and (y) in the case of the Borrower, the then applicable rate for Base Rate Loans, Euro-Dollar Loans or Money Market Loans, as appropriate.  Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its Commitment hereunder or to prejudice any rights which the Borrower may have against any Bank as a result of any default by such Bank hereunder.  For purposes of this subsection (d), no amount paid to the Administrative Agent hereunder shall be considered to have been recovered by the Administrative Agent on the date of payment unless such amount shall have been received by the Administrative Agent by 2:30 P.M. (New York City time) on such date.

Section 2.05 .  Notes.  (a) Any Bank Party may request that the Loans and/or L/C Borrowings of such Bank be evidenced by a single Note payable to the order of such Bank Party for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Bank Party’s Loans and/or L/C Borrowings.

(b)  Each Bank Party that has requested that its Loans and/or L/C Borrowings be evidenced by a Note may, by notice to the Borrower and the Administrative Agent, request that its Loans and/or L/C Borrowings of a particular Type be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans and/or L/C Borrowings.  Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans and/or L/C Borrowings of the relevant Type.  Each reference in this Agreement to the “Note” of such Bank Party shall be deemed to refer to and include any or all of such Notes, as the context may require.

(c)  Upon receipt of each Bank Party’s Note pursuant to Section 3.01(b), the Administrative Agent shall forward such Note to such Bank Party.  Each Bank Party shall record the date, amount, type and maturity of each Loan and/or L/C Borrowings made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Bank Party so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan and/or L/C Borrowings then outstanding; provided that the failure of any Bank Party to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes.  Each Bank Party is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

Section 2.06 .  Maturity of Loans.  Each Loan hereunder shall mature, and the principal amount thereof shall be due and payable on the Maturity Date with respect to such Loan.

Section 2.07 .  Interest Rates.  (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate plus the applicable Base Rate Margin for such day.  Such interest shall be payable for each Interest Period on the last day thereof and, with respect to the principal amount of any Base Rate Loan that is prepaid or converted to a Euro-Dollar Loan, on the date of such prepayment or conversion.  Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.

(a)  Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin plus the applicable Adjusted London Interbank Offered Rate.  Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, three months after the first day thereof and, with respect to the principal amount of any Euro-Dollar Loan that is prepaid or converted to a Base Rate Loan, on the date of such prepayment or conversion.

The “Adjusted London Interbank Offered Rate” applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

The “London Interbank Offered Rate” applicable to any Interest Period means the rate appearing on Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such Reuters Service, or if the Reuters Service ceases to be available, any successor to or substitute for such Reuters Service, providing rate quotations comparable to those currently provided on such page of such Reuters Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days prior to the commencement of such Interest Period, as the rate for the offering of dollar deposits with a maturity comparable to such Interest Period; provided that, if such rate is not available, such rate shall be the average rate per annum (rounded upward, if necessary, to the next higher 1/16th of 1%) at which deposits in Dollars are offered to each of the Euro-Dollar Reference Banks in the London interbank market at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of such Euro-Dollar Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

“Euro-Dollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion Dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on

 Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).  The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

(c)  Any overdue principal of or interest on any Euro-Dollar Loan and any other overdue amount payable hereunder (other than in respect of any Money Market Loan as provided in the following paragraph) shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus (i) in the case of principal, the rate otherwise applicable to Euro-Dollar Loans for such day or (ii) in the case of interest and any other overdue amount payable hereunder (other than in respect of any Money Market Loan as provided in the following paragraph), the sum of the Base Rate plus the applicable Base Rate Margin for such day.

(d)  Subject to Section 8.01(a), each Money Market LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the London Interbank Offered Rate for such Interest Period (determined in accordance with Section 2.07(b)) plus (or minus) the Money Market Margin quoted by the Bank making such Loan in accordance with Section 2.03.  Each Money Market Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Money Market Absolute Rate quoted by the Bank making such Loan in accordance with Section 2.03.  Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.  Any overdue principal of or interest on any Money Market Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Prime Rate for such day.

(e)  The Administrative Agent shall determine each interest rate applicable to the Loans hereunder.  The Administrative Agent shall give prompt notice to the Borrower and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(f)  To the extent required by this Section, each Euro-Dollar Reference Bank agrees to use its commercially reasonable efforts to furnish individual quotations to the Administrative Agent.  If either Euro-Dollar Reference Bank does not furnish a timely quotation, the Administrative Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Euro-Dollar Reference Bank or, if none of such quotations is available on a timely basis, the provisions of Section 8.01 shall apply.

Section 2.08 .  Method of Electing Interest Rates.  (a)  The Loans included in each Committed Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Committed Borrowing.  Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject to Section 2.08(d) and the provisions of Article 8), as follows:

(i)  if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day;

(ii)  if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans as of any Domestic Business Day, subject to Section 2.14 if any such conversion is effective on any day other than the last day of an Interest Period applicable to such Loans, or may elect to continue such Loans as Euro-Dollar Loans, as of the end of any Interest Period applicable thereto, for an additional Interest Period.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent not later than 10:30 A.M. (New York City time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective.  A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) such portion, and the remaining portion to which such Notice does not apply, are each at least $10,000,000 (unless such portion is comprised of Base Rate Loans).  If no such notice is timely received before the end of an Interest Period for any Group of Euro-Dollar Loans, the Borrower shall be deemed to have elected that such Group of Loans be converted to Base Rate Loans at the end of such Interest Period.

(b)  Each Notice of Interest Rate Election shall specify:

(i)  the Group of Loans (or portion thereof) to which such notice applies;

(ii)  the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of Section 2.08(a);

(iii)  if the Loans comprising such Group are to be converted to Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv)  if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c)  Promptly after receiving a Notice of Interest Rate Election from the Borrower pursuant to Section 2.08(a), the Administrative Agent shall notify each Bank of the contents thereof and such notice shall not thereafter be revocable by the Borrower.

(d)  The Borrower shall not be entitled to elect to convert any Committed Loans to, or continue any Committed Loans for an additional Interest Period as, Euro-Dollar Loans if (i) the aggregate principal amount of any Group of Euro-Dollar Loans created or continued as a result of such election would be less than $10,000,000 or (ii) a Default shall have occurred and be continuing when the Borrower delivers notice of such election to the Administrative Agent.

(e)  If any Committed Loan is converted to a different Type of Loan, the Borrower shall pay, on the date of such conversion, the interest accrued to such date on the principal amount being converted.

Section 2.09 .  Fees.  (a) Facility Fee.  Subject to Section 2.19(a)(i), the Borrower shall pay to the Administrative Agent for the account of each Bank facility fees accruing at the Facility Fee Rate on the daily average amount of such Bank’s Commitment (whether used or unused), for the period from and including the Effective Date to but excluding the date such Bank’s Commitment is terminated; provided that, if such Bank continues to have any Committed Loans outstanding after its Commitment terminates, then such facility fee shall continue to accrue on the daily outstanding principal amount of such Bank’s Committed Loans from and including the date on which its Commitment terminates to but excluding the date on which such Bank ceases to have any Committed Loans outstanding.  Accrued facility fees shall be payable on each January 1, April 1, July 1, and October 1 and on the date the Commitment of such Bank is terminated (and, if later, on the date the Loans of such Bank shall be repaid in their entirety); provided that any facility fees accruing after the first anniversary of the Commitment Termination Date shall be payable on demand.

(b)  Agents’ Fees.  The Borrower shall pay to the Administrative Agent and the Syndication Agent, each for its own account, one or more fees in such amounts and at such times as has been previously agreed between the Borrower and each of them.

(c)  Letter of Credit Fees.  Upon the issuance of each Letter of Credit pursuant to Section 2.01(b) and until termination, cancellation or expiration of such Letter of Credit, the Borrower agrees to pay to the Administrative Agent for the account of each Bank in accordance with its Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to a rate per annum equal to  the Euro-Dollar Margin in effect from time to time; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Bank with respect to any Letter of Credit as to which Cash Collateral has not been provided satisfactory to the Issuing Bank pursuant to Section 2.19 shall be payable, to the maximum extent permitted by Applicable Law, to the other Banks in accordance with the upward adjustments in their respective Pro Rata Share allocable to such Letter of Credit pursuant to Section 2.19(a)(iv), with the balance of such fee, if any, payable to the Issuing Bank for its own account.  Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears on the basis of the actual number of days elapsed in a year of 360 days (including the first day but excluding the last day), as pro-rated for any partial quarter, as applicable, and (ii) subject to Section 2.19(a)(ii), due and payable on each January 1, April 1, July 1 and October 1, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Banks, while any payment-related Event of Default exists, all Letter of Credit Fees shall accrue at a rate per annum equal to the Euro-Dollar Margin plus 2%.

(c)  Fronting Fee and Documentary and Processing Charges Payable to Issuing Banks, Etc.  The Borrower shall pay directly to the relevant Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued hereunder on the average daily maximum amount available to be drawn under such Letter of Credit in an amount to be agreed between the Borrower and the applicable Issuing Bank of the L/C Obligations (whether or not such maximum amount is then in effect under such Letter of Credit) (the “Fronting Fee”).  The Fronting Fee shall be computed on a quarterly basis in arrears on the basis of the actual number of days elapsed in a year of 360 days (including the first day but excluding the last day), as pro-rated for any partial quarter, as applicable, and shall be due and payable on each January 1, April 1, July 1 and October 1, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  In addition, the Borrower shall, with respect to all Letters of Credit issued at its request, pay directly to each Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

Section 2.10 .  Optional Termination or Reduction of Commitments.  During the Revolving Credit Period, the Borrower may, upon at least three Domestic Business Days’ notice to the Administrative Agent (which notice the Administrative Agent will promptly deliver to the Banks), (i) terminate the Commitments at any time, if no Loans are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $10,000,000 or any larger multiple of $1,000,000, the aggregate amount of the Commitments in excess of the aggregate outstanding principal amount of the Loans.

Section 2.11 .  Mandatory Termination of Commitments.  The Commitments shall terminate on the Commitment Termination Date.

Section 2.12 .  Optional Prepayments.  (a) Subject in the case of Euro-Dollar Loans to Section 2.14, the Borrower may (i) on any Domestic Business Day, upon notice to the Administrative Agent, prepay any Group of Base Rate Loans (or any Money Market Borrowing bearing interest at the Base Rate pursuant to Section 8.01(a)) or (ii) upon at least three Euro-Dollar Business Days’ notice to the Administrative Agent, prepay any Group of Euro-Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $10,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.  Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group of Loans (or such Money Market Borrowing).

(b)  Except as provided in Section 2.12(a), the Borrower may not prepay all or any portion of the principal amount of any Money Market Loan prior to the maturity thereof.

(c)  Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.

Section 2.13 .  General Provisions as to Payments.  (b) The Borrower shall make each payment of principal of, and interest on, the Loans or L/C Obligations and of fees hereunder, not later than 1:00 P.M. (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 9.01.  The Administrative Agent will promptly distribute to each Bank Party its ratable share of each such payment received by the Administrative Agent for the account of the Bank Parties.  Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day.  Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day.  Whenever any payment of principal of, or interest on, the Money Market Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day.  If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b)  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Bank Parties hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may (but shall have no obligation to), in reliance upon such assumption, cause to be distributed to each Bank Party on such due date an amount equal to the amount then due such Bank Party.  If and to the extent that the Borrower shall not have so made such payment, each Bank Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank Party together with interest thereon, for each day from the date such amount is distributed to such Bank Party until the date such Bank Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.14 .  Funding Losses.  If the Borrower makes any payment of principal with respect to any Fixed Rate Loan or any Fixed Rate Loan is converted to a different type of Loan (whether such payment or conversion is pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of the Interest Period applicable thereto, or the end of an applicable period fixed pursuant to Section 2.07(c), or if the Borrower fails to borrow, prepay, convert or continue any Fixed Rate Loans after notice has been given to any Bank in accordance with Section 2.04(a), 2.08(c) or 2.12(c) the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue; provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, setting forth in reasonable detail the calculation thereof, which certificate shall be conclusive in the absence of manifest error.

Section 2.15 .  Computation of Interest and Fees.  Interest based on the Prime Rate and fees pursuant to Section 2.09(a) hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day).  All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.16 .  Taxes.  (a) Withholding of Taxes; Gross-Up.  Each payment by the Borrower under this Agreement or the Notes shall be made without withholding for any Taxes, unless such withholding is required by any law.  If any Withholding  Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law.  If such Taxes are Indemnified Taxes, then the amount payable by the Borrower shall be increased as necessary so that, net of such withholding (including withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b)  Payment of Other Taxes by the Borrower.  The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)  Indemnification by the Borrower.  The Borrower shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with this Agreement or the Notes (including amounts paid or payable under this Section 2.16(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 2.16(d) shall be paid within 10 days after the Recipient delivers to the Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing, in reasonable detail, the basis for the indemnification claim.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.  Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e)  Indemnification by the Bank Parties.  Each Bank Party shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) attributable to such Bank Party that are paid or payable by the Administrative Agent in connection with this Agreement and the Notes and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 2.16(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Bank Party a certificate stating the amount of Taxes so paid or payable by the Administrative Agent.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f)  Status of Bank Parties.  (i) Any Bank Party that is entitled to an exemption from, or  reduction of, any applicable withholding Tax with respect to any payments under this Agreement or the Notes shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding.  In addition, any Bank Party, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Bank Party is subject to any withholding (including backup withholding) or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A) through (E) below) shall not be required if in the Bank Party’s judgment such completion, execution or submission would subject such Bank Party to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Bank Party.  Upon the reasonable request of such Borrower or the Administrative Agent, any Bank Party shall update any form or certification previously delivered pursuant to this Section 2.16(f).  If any form or certification previously delivered pursuant to this Section expires or  becomes obsolete or inaccurate in any respect with respect to a Bank Party, such Bank Party shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii)  Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Bank Party with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the  date on which such Bank Party becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Bank Party that is a U.S. Person, IRS Form W-9 certifying that such Bank Party is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-U.S. Bank Party claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any this Agreement or the Notes, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-U.S. Bank Party for whom payments under this Agreement constitute income that is effectively connected with such Bank Party’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Bank Party claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit C (a “U.S. Tax Certificate”) to the effect that such Bank Party is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Non-U.S. Bank Party that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Bank Party) (1) an IRS Form W-8IMY on behalf of itself and (2)  the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Bank Party; provided, however, that if the Bank Party is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Bank Party may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption  from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii)  If a payment made to a Bank Party under this Agreement or the Notes would be subject to U.S. Federal withholding Tax imposed by FATCA if such Bank Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank Party shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Bank Party has or has not complied with such Bank Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.16(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)  Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including additional amounts paid pursuant to this Section 2.16), it shall pay the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 2.16(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to  this Section 2.16(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section 2.16(g) shall not be construed to require indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h)  Survival.  Each party’s obligations under this Section 2.16 shall survive any assignment of rights by, or the replacement of, a Bank Party, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under this Agreement or the Notes.

Section 2.17 .  Increase of Commitments.  (a) Upon at least five days’ prior notice to the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each of the Banks), the Borrower shall have the right, subject to the terms and conditions set forth below, to increase the aggregate amount of the Commitments in multiples of $5,000,000; provided that (i) the amount of such increase when added to the aggregate amount of all such prior increases in the Commitments hereunder (including by way of creating new Commitments), on or after the Effective Date, does not exceed the sum of $415,125,000 and the amount of any Commitments terminated by the Borrower pursuant to Section 2.19(c) and (ii) the total aggregate amount of Commitments hereunder does not, at any time, exceed $1,300,000,000.

(b)  Any such increase in the Commitments (the “Incremental Commitments”) hereunder shall apply, at the option of the Borrower, (x) to the Commitment of one or more Banks; provided that (i) the Administrative Agent, each Issuing Bank and each Bank the Commitment of which is to be increased shall consent to such increase, (ii) the amount set forth on the Commitment Schedule opposite the name of each Bank the Commitment of which is being so increased shall be amended to reflect the increased Commitment of such Bank and (iii) if any Committed Loans are outstanding at the time of such an increase, the Borrower will, notwithstanding anything to the contrary contained in this Agreement, on the date of such increase, incur and repay or prepay one or more Committed Loans from the Banks in such amounts so that after giving effect thereto the Committed Loans shall be outstanding on a pro rata basis (based on the Commitments of the Banks after giving effect to the changes made pursuant to this Section 2.17 on such date) from all the Banks or (y) to the creation of a new Commitment of one or more institutions not then a Bank hereunder; provided that (i) such institution becomes a party to this Agreement as a Bank by execution and delivery to the Borrower and the Administrative Agent of counterparts of this Agreement, (ii) the Commitment Schedule shall be amended to reflect the Commitment of such new Bank, (iii) if requested by such new Bank, the Borrower shall issue a Note to such new Bank in conformity with the provisions of Section 2.05, (iv) if any Committed Loans are outstanding at the time of the creation of such Commitment of such Bank, the Borrower will, notwithstanding anything to the contrary contained in this Agreement, on the date of the creation of such Commitment, incur and repay or prepay one or more Committed Loans from the Banks in such amounts so that after giving effect thereto the Committed Loans shall be outstanding on a pro rata basis (based on the Commitments of the Banks after giving effect to the changes made pursuant to this Section 2.17 on such date) from all the Banks and (v) if such institution is neither a banking institution nor an affiliate of a Bank, such institution must be consented to by the Administrative Agent. The date on which the conditions set forth in this paragraph are satisfied is the “Increased Amount Date” and each such Bank providing an Incremental Commitment, an “Incremental Bank”.

(c)  On any Increased Amount Date on which any Incremental Commitments are effective, subject to the satisfaction of the foregoing conditions, each Incremental Bank shall become a Bank hereunder with respect to its Incremental Commitment and the Incremental Loans made pursuant thereto.

(d)  The Administrative Agent shall notify the Banks promptly upon receipt of the Borrower’s notice of the Increased Amount Date and in respect thereof of Incremental Commitments and the Incremental Banks.

(e)  The terms and provisions of the Incremental Commitments and any Borrowing in respect of such Incremental Commitments shall be, except as otherwise set forth herein, identical to the Commitments on the Effective Date and any other Loans made under this Agreement.

(f)  It is understood that any increase in the amount of the Commitments pursuant to this Section 2.17 shall not constitute an amendment of this Agreement or the Notes.

Section 2.18 .  Replacement of Banks.  (a)  If (i) any Bank requests payment of, or the Borrower is otherwise required to pay to any Bank, any amount pursuant to Section 8.01(b) or Section 8.03, (ii) any Bank becomes a Defaulting Bank or (iii) any Bank notifies the Administrative Agent pursuant to Section 8.02 of its inability to make, maintain or fund Euro-Dollar Loans, then the Borrower may, at its sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse, all its interests, rights and obligations under this Agreement to an Assignee (which Assignee may be another Bank, if such other Bank agrees to accept such assignment) that shall assume such obligations pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit G hereto which shall be executed by such Assignee and (except as otherwise provided in this) Section 2.18(a) such transferor Bank; provided, that (A) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, conditioned or delayed, (B) such transferor Bank shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (in each case, if any), from the Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), which amounts shall be the only amounts payable to such transferor Bank in respect of such assignment and delegation, (C) any Bank being replaced pursuant to this  Section 2.18(a) shall be deemed to have granted to the Administrative Agent the authority to act as its attorney-in-fact solely for the purpose of executing such Assignment and Assumption Agreement, and (D) in the case of any such assignment and delegation resulting from a request or claim for payment under Section 8.03, such assignment will result in a reduction in any payments due to such transferor Bank on a dollar-for-dollar basis to the extent that such assignment eliminates or reduces the amount that such transferor Bank is entitled to receive under Section 8.03.  A Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  Upon execution and delivery by the Assignee and (except as otherwise provided in this Section 2.18(a)) the transferor Bank of the Assignment and Assumption Agreement referred to above and payment by such Assignee to such transferor Bank of the amount (if any) payable by such Assignee pursuant to clause (B) above: (1) such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment equal to such transferor Bank’s Commitment immediately prior to the effectiveness of such assignment and delegation (or, if there is more than one Assignee, the respective portion of such Commitment agreed to be assumed by each such Assignee). Upon the consummation of any such assignment and delegation, the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee.  If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 2.16. In connection with any assignment pursuant to this Section 2.18(a), (I) the Borrower shall cause to be paid to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500, and (II) notwithstanding anything to the contrary set forth herein, if the transferor Bank does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption Agreement reflecting such assignment within five Domestic Business Days of the date on which the Assignee executes and delivers such Assignment and Assumption Agreement to the transferor Bank, then such transferor Bank shall be deemed to have executed and delivered such Assignment and Assumption Agreement.

(b)  If (i) any Bank requests payment of, or the Borrower is otherwise required to pay to any Bank, any amount pursuant to Section 8.01(b) or Section 8.03 or (ii) any Bank becomes a Defaulting Bank, the Borrower may, upon at least two Domestic Business Days’ written notice to the Administrative Agent, and provided that no Default or Event of Default has occurred and is continuing, terminate the Commitment of such Bank (without affecting the Commitment of any other Bank) and, in connection therewith, prepay the outstanding Loans and L/C Advances of such Bank in full at par, together with accrued interest thereon, accrued fees and any other amounts payable hereunder for the account of such Bank; provided that in connection with such termination, the parties hereto shall comply with the procedures set forth in Section 2.19(a)(iv) (it being understood that for purposes of this proviso, such Bank shall be deemed to be a Defaulting Bank).  Any such prepayment pursuant to this Section 2.18(b) shall be subject to the provisions of Section 2.14 hereof.

(c)  With respect to a demand for compensation from a Bank pursuant to Section 8.03(a), the Borrower’s rights under Section 2.18(a) shall be an alternative to the Borrower’s rights under Section 8.04.

Section 2.19 .  Defaulting Banks.  (a) Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(i)  facility fees shall cease to accrue, or to be payable by the Borrower, on the unfunded portion of the Commitment of such Defaulting

 Bank pursuant to Section 2.09(a) for the account of such Defaulting Bank or otherwise;

(ii)  Letter of Credit Fees shall cease to accrue, or to be payable by the Borrower, on the Pro Rata Share of a Letter of Credit of such Defaulting Bank pursuant to Section 2.09(c) for the account of such Defaulting Bank or otherwise;

(iii)  the Commitment or Credit Exposure of such Defaulting Bank shall not be included in determining whether all Banks or the Required Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.05); provided, however, that this clause (iii) shall not (subject to Section 9.05) apply to the vote of a Defaulting Bank in the case of an amendment, waiver or other modification specifically requiring the consent of such Bank or each Bank affected thereby (and in circumstances where the consent of “all Banks” is required, such Defaulting Bank’s vote shall not be included except (A) such Defaulting Bank’s Commitment may not be increased or extended without its consent and (B) the principal amount of, or interest or fees payable on, Loans or L/C Borrowings may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Bank without such Defaulting Bank’s consent); and

(iv)  if any L/C Obligations exists at the time such Bank becomes a Defaulting Bank then:

(A) provided that no Default or Event of Default exists, all or any part of such Defaulting Bank’s Pro Rata Share of the Outstanding Amount of all L/C Obligations shall be reallocated among the non-Defaulting Banks in accordance with their respective Pro Rata Shares but only to the extent the aggregate principal amount of Revolving Loans of all non-Defaulting Bank’s plus such Defaulting Bank’s Pro Rata Share of the Outstanding Amount of all L/C Obligations do not exceed the total of all non-Defaulting Banks’ Commitments;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, the Borrower shall within one Domestic Business Day following notice by the Administrative Agent Cash Collateralize for the benefit of the Issuing Bank such Defaulting Bank’s Pro Rata Share of the Outstanding Amount of all L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.20(e)(i) for so long as such L/C Obligations are outstanding;

(C) if the Borrower Cash Collateralizes any portion of such Defaulting Bank’s L/C Obligations pursuant to clause (B) above, the Borrower shall not be required to pay any fees to such Defaulting Bank pursuant to Section 2.09(c) with respect to such L/C Obligations during the period such Defaulting Bank’s L/C Obligations are Cash Collateralized;

(D) if the L/C Obligations of the non-Defaulting Banks are reallocated pursuant to clause (A) above, then the fees payable to the Banks pursuant to Section 2.09(a) and Section 2.09(c) shall be adjusted in accordance with such non-Defaulting Banks’ Pro Rata Shares; and

(E) if all or any portion of such Defaulting Bank’s L/C Obligations are neither reallocated nor Cash Collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Bank hereunder, all facility fees that otherwise would have been payable to such Defaulting Bank (solely with respect to the portion of such Defaulting Bank’s Commitment that was utilized by such L/C Obligations) and letter of credit fees payable under Section 2.09(c) with respect to such Defaulting Bank’s L/C Obligations shall be payable to the Issuing Bank until and to the extent that such L/C Obligations are reallocated and/or Cash Collateralized; and

(b)  So long as any Bank is a Defaulting Bank, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the Defaulting Bank's related exposure and its then outstanding L/C Advance will be 100% covered in accordance with the terms of this Agreement by the Commitments of the non-Defaulting Banks and/or cash collateral will be provided by the Borrower in accordance with Section 2.19(a)(iv), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Banks in a manner consistent with Section 2.19(a)(iv)(A) (and such Defaulting Bank shall not participate therein).

In the event that the Administrative Agent, the Borrower, and the Issuing Bank each agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then the L/C Obligations of the Banks shall be readjusted to reflect the inclusion of such Bank’s Commitment and on such date such Bank shall purchase at par such of the Loans of the other Banks as the Administrative Agent shall determine may be necessary in order for such Bank to hold such Loans in accordance with its Pro Rata Share.

(c)  At the Borrower’s option, the Borrower may elect to terminate the Commitment of any Defaulting Bank upon notice to such Defaulting Bank and the Administrative Agent (irrespective of whether such Defaulting Bank holds any outstanding Loans) and such notice shall be effective upon receipt by both the Defaulting Bank and the Administrative Agent; provided that, for the avoidance of doubt, if such Defaulting Bank holds any Loans, and such Loans are not assigned pursuant to Section 2.18 or otherwise, then such Defaulting Bank shall continue to hold such Loans until such time as such Loans are repaid by the Borrower or assigned pursuant to this Agreement.  Upon termination of a Bank’s Commitment under this Section 2.19, the Borrower shall (x) to the extent applicable after giving effect to Section 2.19(a)(iv) and any Cash Collateral provided by the Defaulting Bank, Cash Collateralize such Defaulting Bank’s Pro Rata Share of the aggregate undrawn amount of all outstanding Letters of Credit, (y) subject to Section 2.19(a), pay or cause to be paid all accrued facility fees or Letter of Credit Fees payable to such Bank and all other amounts due and payable to such Bank hereunder and (z) if such Bank is an Issuing Bank, the Borrower shall pay to the Administrative Agent for deposit an amount equal to the available amount of all Letters of Credit issued by such Issuing Bank, and upon such payments, the obligations of such Bank hereunder with respect to such unused Commitment which have been terminated shall, by the provisions hereof, be released and discharged.

Section 2.20 .  Issuance of Letters of Credit; Drawings and Reimbursements; Auto-Extension Letters of Credit; Funding of Participations.

(a)  Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, from time to time upon the request of the Borrower delivered to an Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower and may, at the request of the Borrower, include the issuance of a Letter of Credit confirming a letter of credit issued by the Borrower. For the avoidance of doubt, the Borrower shall be the sole party to any Letter of Credit Application notwithstanding that any Letter of Credit may be issued or amended, as the case may be, for the account of the Borrower, its Consolidated Entities, its Members or any member of its Consolidated Entities.  Such Letter of Credit Application must be received by such Issuing Bank and the Administrative Agent not later than 2:00 p.m. (New York City time) at least one (1) Domestic Business Day (or such later date and time as the Administrative Agent and the Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the respective Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Domestic Business Day); (B) the amount thereof; (C) the expiry date thereof (which date shall be not later than the earlier of (1) the date which is twelve (12) months after the proposed issuance date and (2) the Letter of Credit Expiration Date (or such later date as may be agreed by the Banks in accordance with Section 2.01(c)(i)); (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such Issuing Bank may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the respective Issuing Bank (w) the Letter of Credit to be amended; (x) the proposed date of amendment thereof (which shall be a Domestic Business Day); (y) the nature of the proposed amendment; and (z) such other matters as such Issuing Bank may require.  Additionally, the Borrower shall furnish to the Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Issuing Bank or the Administrative Agent may reasonably require; provided that furnishing such documents shall not adversely affect the timing of such Letter of Credit issuance or amendment.

(ii)  Promptly after receipt of any Letter of Credit Application, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof.  Unless such Issuing Bank has received written notice from any Bank, the Administrative Agent or the Borrower, at least one (1) Domestic Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 3 shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, make an L/C Credit Extension for the account of the Borrower, its Consolidated Entities, its Members or any member of its Consolidated Entities, or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices.  Immediately upon the making of each L/C Credit Extension, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Issuing Bank a risk participation in such L/C Credit Extension in an amount equal to the product of such Bank’s Pro Rata Share times the amount of such L/C Credit Extension.

(iii)  If the Borrower so requests in any applicable Letter of Credit Application, (i) upon the expiration of the initial term of each Letter of Credit, such Letter of Credit shall terminate or (ii) upon the expiration of the initial and each successive term of each Letter of Credit, such Letter of Credit shall then be automatically extended for successive one-year terms (each such automatically extending Letter of Credit, an “Auto-Extension Letter of Credit”), except that the last term in each case shall in any event expire not later than the Letter of Credit Expiration Date (or such later date as may be agreed by the Banks in accordance with Section 2.01(c)(i)); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) or upon notice to such Issuing Bank by the Administrative Agent or the Borrower of an Event of Default pursuant to Section 6.01(i), by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by such Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Banks shall be deemed to have authorized (but may not require) such Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date (or such later date as may be agreed by the Banks in accordance with Section 2.01(c)(i)); provided, however, that such Issuing Bank shall not permit any such extension if such Issuing Bank has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.01(c)(i), or otherwise), or it has received notice (which may be by telephone or in writing) on or before the day that is five Domestic Business Days before the Non-Extension Notice Date from the Administrative Agent that the Required Banks have elected not to permit such extension or from the Administrative Agent or any Bank that one or more of the applicable conditions specified in Section 3.03 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(iv)  Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, such Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment thereof.

(b)  Drawings and Reimbursements; Funding of Participations.  (i) On the date of receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall notify the Administrative Agent and the Borrower thereof (and simultaneously deliver a copy of the applicable site draft/drawing notice to the Borrower and the Administrative Agent thereof).  Not later than (A) the Domestic Business Day the Borrower receives notice from the Issuing Bank that payment under a Letter of Credit will be made on such date, if the Borrower shall have received such notice on or prior to 11:00 a.m. (New York City time) on such date, or (B) on the immediately following Domestic Business Day, if the Borrower shall have received such notice after 11:00 a.m. (New York City time) (either of such dates, as applicable, the “Honor Date”), the Borrower shall reimburse such Issuing Bank through the Administrative Agent whether with its own funds or with the proceeds of Loans in an amount equal to the amount of such drawing.  If the

Borrower fails to so reimburse such Issuing Bank by such time, the Administrative Agent shall promptly notify each Bank of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Bank’s Pro Rata Share thereof.  In such an event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, and, so long as no Default has occurred and is continuing, such disbursement shall be deemed to occur automatically without further act and without regard to the minimum and multiples specified in Section 2.01 for the principal amount of Base Rate Loans (but subject to the other conditions set forth in Section 2.01) and without need to satisfy the conditions set forth in Section 3.03.  Any notice given by such Issuing Bank or the Administrative Agent pursuant to this Section 2.20(b) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)  Each Bank (including the Bank acting as Issuing Bank) shall upon any notice pursuant to Section 2.20(b)(i) make funds available to the Administrative Agent for the account of such Issuing Bank in an amount equal to its Pro Rata Share of the Unreimbursed Amount with respect to such Letter of Credit not later than 1:00 p.m. (New York City time) on the Domestic Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.20(b)(iii), each Bank that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to such Issuing Bank.

(iii)  With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 2.20(b)(i) have not been satisfied or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate equal to the sum of (A) the Base Rate in effect from time to time, plus (B) the Base Rate Margin in effect from time to time, plus (C) 2% per annum.  In such an event, each Bank’s payment to the Administrative Agent for the account of such Issuing Bank pursuant to Section 2.20(b)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Bank in satisfaction of its participation obligation under this Section 2.20.

(iv)  Until each Bank funds its Loan or L/C Advance pursuant to this Section 2.20(b) to reimburse such Issuing Bank for any Unreimbursed Amount in respect of such Letter of Credit, interest in respect of such Bank’s Pro Rata Share of the related Unreimbursed Amount shall be solely for the account of such Issuing Bank.

(v)  Each Bank’s obligation to make Loans or L/C Advances to reimburse any Issuing Bank for Unreimbursed Amounts in respect of such Letter of Credit, as contemplated by this Section 2.20(b), shall be irrevocable, absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Bank may have against the Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing.  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse any Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.

(vi)  If any Bank fails to make available to the Administrative Agent for the account of any Issuing Bank any amount required to be paid by such Bank pursuant to the foregoing provisions of this Section 2.20(b) by the time specified in Section 2.20(b)(ii), such Issuing Bank shall be entitled to recover from such Bank (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the Federal Funds Rate from time to time in effect.  A certificate of such Issuing Bank submitted to any Bank (through the Administrative Agent) with respect to any amounts owing under this Section 2.20(b)(vi) shall be conclusive absent manifest error.

(c)  Repayment of Participations.  (i)  At any time after an Issuing Bank has made a payment under any Letter of Credit and has received from any Bank such Bank’s L/C Advance in respect of such payment in accordance with Section 2.20(b), if the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including the proceeds of Cash Collateral, if any, applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Bank its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)  If any payment received by the Administrative Agent for the account of an Issuing Bank pursuant to Section 2.20(b)(i) is required to be returned under any circumstances (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Bank shall pay to the Administrative Agent for the account of such Issuing Bank its Pro Rata

Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Bank, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(d)  Role of Issuing Bank.  Each Bank and the Borrower agree that, in paying any drawing under a Letter of Credit, each Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by any Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the Issuing Bank, the Administrative Agent nor any of the respective correspondents, participants or assignees of such Issuing Bank, nor any of their respective officers, directors, agents, employees, attorneys and advisors, shall be liable to any Bank for (i) any action taken or omitted in connection herewith at the request or with the approval of the Banks or the Required Banks, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.

(e)  Cash Collateral. (i) Upon the occurrence and during the continuance of any Event of Default, at the request of the Administrative Agent or the Required Banks, if, as of the Letter of Credit Expiration Date (or, if the expiry date of such Letter of Credit is after the Letter of Credit Expiration Date (as may be agreed by the Banks in accordance with Section 2.01(c)(i)), as of such later expiry date), any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such Letter of Credit Expiration Date (or such later date as may be agreed by the Banks in accordance with Section 2.01(c)(i)), as the case may be).

(ii)  The Borrower, and to the extent provided by any Bank, such Bank hereby grants to the Administrative Agent, for the benefit of each Issuing Bank and the Banks, a security interest in all such cash, deposit accounts, securities accounts and all balances held in the Cash Collateral Account and all proceeds of the foregoing. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under Applicable Law, to reimburse each Issuing Bank and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Obligations at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Banks with L/C Obligations representing at least 51% of the total L/C Obligations), be applied to satisfy other obligations of the Borrower under this Agreement.

(iii)  The Administrative Agent shall invest for the account of the Borrower the funds from time to time held by it in the Cash Collateral Account in such overnight U.S. treasury or similar short-term instruments as are selected by the Borrower and approved by the Administrative Agent, and shall maintain records adequate to determine the interest from time to time earned on such funds.  The Administrative Agent shall have no responsibility for any loss on any investments made by it with respect to the funds in such Cash Collateral Account.

(f)  Applicability of ISP.  Unless otherwise expressly agreed by an Issuing Bank and the Borrower upon issuing an L/C Credit Extension, the rules of the ISP shall apply to each Letter of Credit.

(g)  Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(h)  Letters of Credit Issued for Consolidated Entities, Members, members of Consolidated Entities or Beneficiaries of Letter of Credit Issued by the Borrower.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Consolidated Entity, Member or member of a Consolidated Entity, the Borrower shall be obligated to reimburse the Issuing Bank hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the L/C Credit Extensions for the account of Consolidated Entities, Members or members of the Consolidated Entities inure to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Consolidated Entities, Members and members of such Consolidated Entities.

(i)  Letter of Credit Reports.  Each Issuing Bank shall furnish (A) to the Administrative Agent (with a copy to the Borrower) on the first Domestic Business Day of each month a written report summarizing issuance and expiration dates of L/C Credit Extensions issued during the preceding month and drawings during such month under each Letter of Credit and (B) to the Administrative Agent and each Bank  (with a copy to the Borrower) on the first Domestic Business Day of each calendar quarter a written report setting forth the average daily aggregate L/C Obligations during the preceding calendar quarter of all Letters of Credit.

(j)  Obligations Absolute.  The obligation of the Borrower to reimburse each Issuing Bank for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)  any lack of validity or enforceability of such Letter of Credit, this Agreement, the Notes, the Issuer Documents or any other instrument in connection herewith;

(ii)  the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)  any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)  any payment by such Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit (so long as such draft or certificate substantially complies with such terms); or any payment made by such Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit; or

(v)  any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it pursuant to Section 2.20(a)(iv) and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will notify the Issuing Bank promptly upon becoming aware thereof.  The Borrower shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.

(k)  Liability.  The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to such Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  Neither any Issuing Bank, any of its affiliates, nor any of its respective officers, directors, agents, employees, attorneys and advisors shall be liable or responsible for: (i) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by such Issuing Bank against presentation of documents that do not comply with the terms of any Letter of Credit (so long as such draft or certificate substantially complies with such terms); or (iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that, anything in such clauses (i) through (iv) to the contrary notwithstanding, the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct (but not special, indirect, consequential or punitive) damages suffered by the Borrower that the Borrower proves were caused by (A) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms thereof or (B) such Issuing Bank’s willful failure to make lawful payment under any Letter of Credit after the presentation to it by the beneficiary of a draft and certificate(s) strictly complying with the terms and conditions of any Letter of Credit.  In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

(l)  Replacement or Addition of Issuing Bank.  An Issuing Bank may be replaced or added at any time by written agreement among the Borrower, the Administrative Agent (unless, in the case of the replacement of an Issuing Bank, the successor Issuing Bank is a Bank and, if applicable, such agreement not to be unreasonably withheld, conditioned or delayed) and the successor or additional Issuing Bank, as applicable.  The Administrative Agent shall notify the Banks of any such replacement or addition, as applicable, of an Issuing Bank.  Where an Issuing Bank is replaced, at the time such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for account of the replaced Issuing Bank.  Furthermore, from and after the effective date of such replacement, the successor Issuing Bank, shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter.  References herein to the term “Issuing Bank” shall be deemed to refer to any successor or additional Issuing Bank, as applicable, or to any previous Issuing Bank, or to any successor or additional Issuing Banks, as applicable, and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

ARTICLE 3
Conditions

Section 3.01 .  Effectiveness.  This Agreement shall become effective on the date (the “Effective Date”) on which the Administrative Agent shall have received the following documents or other items, each dated the Effective Date unless otherwise indicated:

(a)  receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party);

(b)  receipt by the Administrative Agent for the account of each Bank that has requested a Note of a duly executed Note dated on or before the Effective Date complying with the provisions of Section 2.05;

(c)  receipt by the Administrative Agent of an opinion of the General Counsel of the Borrower, substantially in the form of Exhibit F hereto, provided that an enforceability opinion under New York law, that is reasonably acceptable to the Administrative Agent, shall be furnished by the Borrower’s New York counsel, Dewey & LeBoeuf LLP, subject to customary assumptions, qualifications and limitations;

(d)  receipt by the Administrative Agent of a certificate signed by any one of the Chief Financial Officer, the Chief Executive Officer, the Treasurer, an Assistant Secretary-Treasurer, the Controller or the Vice President, Capital Markets Funding of the Borrower to the effect that the conditions set forth in clauses (c) through (g), inclusive, of Section 3.03 have been satisfied as of the Effective Date and, in the case of clauses (c), (e) and (g), setting forth in reasonable detail the calculations required to establish such compliance;

(e)  receipt by the Administrative Agent, with a copy for each Bank, of a certificate of an officer of the Borrower acceptable to the Administrative Agent stating that all consents, authorizations, notices and filings required or advisable in connection with this Agreement are in full force and effect, and the Administrative Agent shall have received evidence thereof reasonably satisfactory to it;

(f)  evidence satisfactory to the Administrative Agent that arrangements have been made for payment in full of all amounts owed under the Prior 5-Year Credit Agreement;

(g)  receipt by the Administrative Agent and the Syndication Agent (or their respective assigns) and by each Bank Party of all fees required to be paid in the respective amounts heretofore mutually agreed, and all expenses for which invoices have been presented, on or before the Effective Date; and

(h)  receipt by the Administrative Agent of all documents the Required Banks may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance reasonably satisfactory to the Administrative Agent.

The Administrative Agent shall promptly notify the Borrower and the  Bank Parties of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

Section 3.02 .  Prior Credit Agreement.  (a) On the Effective Date, the “Commitments” as defined in the Prior 5-Year Credit Agreement shall terminate, without further action by any party thereto, except that Sections 2.14, 7.05, 7.06, 8.03 and 9.03 of the Prior 5-Year Credit Agreement (and Section 2.13 and Article 9 of the Prior 5-Year Credit Agreement insofar as they relate to such foregoing Sections) shall survive such termination and any related payment of amounts owed under the Prior 5-Year Credit Agreement.

(a)  The Banks which are parties to the Prior 5-Year Credit Agreement, comprising the “Required Banks” as defined therein, hereby waive any requirement of notice of termination of the “Commitments” (as defined in the Prior 5-Year Credit Agreement) pursuant to Section 2.10 thereof and of prepayment of loans thereunder to the extent necessary to give effect to Section 3.01(f) and Section 3.02(a) hereof; provided that any such prepayment of Loans shall be subject to Section 2.14 of the Prior 5-Year Credit Agreement.

Section 3.03 .  Borrowings and L/C Credit Extensions.  The obligation of any Bank to make a Loan on the occasion of any Borrowing and the obligation of the Issuing Bank to issue, amend or increase the principal amount thereof or extend any Letter of Credit (other than an extension pursuant to an Automatic Extension Letter of Credit in accordance with the original terms thereof) is subject to the satisfaction of the following conditions, in each case at the time of such Borrowing or L/C Credit Extensions and immediately thereafter:

(a)  the fact that the Effective Date shall have occurred on or prior to October 31, 2011;

(b)  receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02 or 2.03, as the case may be;

(c)  the fact that the Borrower is in compliance with Section 7.11 of the 1994 Indenture, as such Indenture is in effect as of the date hereof;

(d)  the fact that the sum of (i) the aggregate outstanding principal amount of the Loans and (ii) the Outstanding Amount of L/C Obligations will not exceed the aggregate amount of the Commitments (as such Commitments may be increased pursuant to Section 2.17;

(e)  the fact that no Default shall have occurred and be continuing;

(f)  the fact that the representations and warranties of the Borrower  (in the case of a Borrowing or L/C Credit Extension, other than the representations set forth in Section 4.02(c), Section 4.03 and Section 4.14) contained in this Agreement shall be true in all material respects (other than any such representations or warranties that, by their terms, refer to a specific date other than the date of Borrowing or L/C Credit Extension, in which case such representations and warranties shall be true in all material respects as of such specific date); provided that, in the case of the representation set forth in Section 4.06 being made after the Effective Date, such representation shall be true except to the extent not reasonably expected to have a material adverse effect on the business, financial position or results of operations of the Borrower; and

(g)  the fact that (i) there shall be no collateral securing Bonds issued pursuant to any Indenture of a type other than the types of collateral permitted to secure Bonds issued pursuant to such Indenture as of the date hereof, (ii) the allowable amount of eligible collateral then pledged under any Indenture shall not exceed 150% of the aggregate principal amount of Bonds then outstanding under such Indenture and (iii) no collateral shall secure Bonds other than (A) eligible collateral under such Indenture, the allowable amount of which is included within the computation under subsection (ii) above or (B) collateral previously so pledged which ceases to be such eligible collateral not as a result of any acts or omissions to act of the Borrower (other than the declaration of an “event of default” as defined in a mortgage which results in the exercise of any right or remedy described in such mortgage).

Each Borrowing or L/C Credit Extension hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing or L/C Credit Extension as to the facts specified in clauses (c), (d), (e), (f) and (g) of this Section 3.03.

ARTICLE 4
Representations and Warranties

The Borrower makes the following representations, warranties and agreements, which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans or L/C Credit Extensions:

Section 4.01 . Corporate Existence, Power and Authority.  The Borrower is a cooperative association duly incorporated, validly existing and in good standing under the laws of the District of Columbia and has the corporate power and authority and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and to transact the business in which it is engaged.  The Borrower is duly qualified or licensed as a foreign corporation in good standing in every jurisdiction in which the nature of the business in which it is engaged makes such qualification or licensing necessary, except in those jurisdictions in which the failure to be so qualified or licensed would not (after qualification, assuming that the Borrower could so qualify without the payment of any fee or penalty and retain the rights as they existed prior to such qualification all to an extent so that any fees or penalties required to be so paid or any rights not so retained would not, individually or in the aggregate, have a material adverse effect on the business or financial position of the Borrower), individually or in the aggregate, have a material adverse effect upon the business or financial position of the Borrower.  The Borrower has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and the Notes.  This Agreement has been, and the Notes when executed and delivered will have been, duly and validly authorized, executed and delivered by the Borrower, and this Agreement constitutes a legal, valid and binding agreement of the Borrower, and the Notes, when executed and delivered by the Borrower in accordance with this Agreement, will constitute legal, valid and binding obligations of the Borrower, in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

Section 4.02 .  Financial Statements.  (a) The consolidated balance sheets of the Borrower and its Consolidated Entities as at May 31, 2011 and the related consolidated statements of operations, changes in equity and cash flows for the fiscal year ended May 31, 2011, including the related notes, accompanied by the opinion and report thereon of Deloitte & Touche LLP, independent public accountants, heretofore delivered to the Banks, present fairly in all material respects in accordance with generally accepted accounting principles (i) the consolidated financial position of the Borrower and its Consolidated Entities as at the date of said balance sheets and (ii) the consolidated results of the operations of the Borrower and its Consolidated Entities for said fiscal year.  The Borrower has no material liabilities (contingent or otherwise) of the type required to be disclosed in financial statements or footnotes which are not disclosed by or reserved against in the most recent audited financial statements or in the notes thereto other than (i) Indebtedness incurred and (ii) loan and guarantee commitments issued in each case by the Borrower in the ordinary course of business since the date of such financial statements.  All such financial statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods, except as disclosed therein.  The same representations as are set forth in this Section 4.02 shall be deemed to have been made by the Borrower in respect of the most recent annual and quarterly financial statements of the Borrower and its Consolidated Entities (except that the annual opinion and report of Deloitte & Touche LLP may be replaced by an opinion and report of another nationally recognized firm of independent public accountants) furnished or required to be furnished to the Banks prior to or at the time of the making of each Loan hereunder, at the time the same are furnished or required to be furnished.

(b)  The unaudited consolidated balance sheets of the Borrower and its Consolidated Entities as of August 31, 2011 and the related unaudited consolidated statements of operations, changes in equity and cash flows for the three months then ended, heretofore delivered to the Banks, present fairly in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in subsection (a) of this Section 4.02, the consolidated financial position of the Borrower and its Consolidated Entities as of such date and their consolidated results of operations and changes in financial position for such three-month period (subject to normal year-end adjustments).  The Borrower and its Consolidated Entities have no material liabilities (contingent or otherwise) of the type required to be disclosed in financial statements or footnotes which are not disclosed by or reserved against in such financial statements for such three-month period other than (i) Indebtedness incurred and (ii) loan and guarantee commitments issued in each case by the Borrower or its Consolidated Entities in the ordinary course of business since the date of such financial statements.

(c)  Since August 31, 2011 and except as disclosed in the Borrower’s public filings two Domestic Business Days prior to the date hereof, there has been no material adverse change in the business, financial position or results of operations of the Borrower and its Consolidated Entities, considered as a whole.

Section 4.03 .  Litigation.  There are no actions, suits, proceedings or investigations pending or, to the Borrower’s knowledge, threatened by or before any court or any Governmental Authority, body or agency or any arbitration board which are reasonably likely to materially adversely affect the business, financial position or results of operations of the Borrower or the authority or ability of the Borrower to perform its obligations under this Agreement or the Notes.

Section 4.04 .  Governmental Authorizations.  No material authorization, consent, approval or license of, or declaration, filing or registration with or exemption by, any Governmental Authority, body or agency is required in connection with the execution, delivery or performance by the Borrower of this Agreement or the Notes.  The Banks acknowledge that the Borrower may file this Agreement with the Securities and Exchange Commission after the Effective Date.

Section 4.05 .  Members’ Subordinated Certificates.  The holders of the Borrower’s Members’ Subordinated Certificates are not and will not be entitled to receive any payments with respect to the principal thereof or interest thereon solely because of withdrawing or being expelled from membership in the Borrower.

Section 4.06 .  No Violation of Agreements.  Neither the Borrower nor any Subsidiary is in default in any material respect under any material agreement or other material instrument to which it is a party or by which it is bound or its property or assets may be affected.  No event or condition exists which constitutes, or with the giving of notice or lapse of time or both would constitute, such a default under any such material agreement or other instrument.  Neither the execution and delivery of this Agreement or the Notes, nor the consummation of any of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or thereof, will contravene any material provision of law, statute, rule or regulation to which the Borrower is subject or any material judgment, decree, award, franchise, order or permit applicable to the Borrower, or will conflict or be inconsistent with, or will result in any breach of, any of the material terms, covenants, conditions or provisions of, or constitute (or with the giving of notice or lapse of time, or both, would constitute) a material default under (or condition or event entitling any Person to require, whether by purchase, redemption, acceleration or otherwise, the Borrower to perform any obligations prior to the scheduled maturity thereof), or result in the creation or imposition of any Lien upon any of the property or assets of the Borrower pursuant to the terms of, any material indenture, mortgage, deed of trust, agreement or other instrument to which it may be subject, or violate any provision of the certificate of incorporation or by-laws of the Borrower.  Without limiting the generality of the foregoing, the Borrower is not a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Borrower, any agreement or indenture relating thereto or any other material contract or agreement (including its certificate of incorporation and by-laws), which would be violated by the incurring of the Indebtedness to be evidenced by the Notes.

Section 4.07 .  No Event of Default under the Indentures.  The Borrower has complied fully with all of the material provisions of each Indenture.  No Event of Default (within the meaning of such term as defined in each Indenture) and no event, act or condition (except for possible non-compliance by the Borrower with any immaterial provision of such Indenture which in itself is not such an Event of Default under such Indenture) which with notice or lapse of time, or both, would constitute such an Event of Default has occurred and is continuing under such Indenture.  The Borrowings by the Borrower contemplated by this Agreement will not cause such an Event of Default under, or the violation of any covenant contained in, any Indenture.

Section 4.08 .  Compliance with ERISA.  The Plans (other than Plans consisting of multiemployer plans (as defined in Section 4001 of ERISA)) are in substantial compliance with ERISA other than any failure to comply that is not reasonably likely to have a material adverse effect on the business, results of operations or financial position of the Borrower, no such Plan is insolvent or in reorganization other than an insolvency or reorganization that is not reasonably likely to have a material adverse effect on the business, results of operations or financial position of the Borrower, and no such Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Internal Revenue Code other than any accumulated or waived funding deficiency that is not reasonably likely to have a material adverse effect on the business, results of operations or financial position of the Borrower.  No Plan consisting of a multiemployer plan (as defined in Section 4001 of ERISA) is in reorganization.

Neither the Borrower nor a Subsidiary of the Borrower nor any member of the ERISA Group has incurred any material liability (including any material contingent liability) to or on account of a Plan pursuant to Section 4062, 4063, 4064, 4201 or 4204 of ERISA, no proceedings have been instituted to terminate any Plan, and no condition exists which presents a material risk to the Borrower of incurring a material liability to or on account of a Plan pursuant to any of the foregoing Sections of ERISA.

Section 4.09 .  Compliance with Other Laws.  The Borrower and each Subsidiary is in compliance with all applicable requirements of law and all applicable rules and regulations of each Federal, State, municipal or other governmental department, agency or authority, domestic or foreign, except to the extent that the failure to comply would not reasonably be expected to have a material adverse effect on the business, financial position or results of operations of the Borrower.

Section 4.10 .  Tax Status.  The Borrower is exempt from payment of Federal income tax under Section 501(c)(4) of the Internal Revenue Code.

Section 4.11 .  Investment Company Act.  The Borrower is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

Section 4.12 .  Disclosure.  Neither this Agreement nor any document, certificate or financial statement furnished to any Bank by or on behalf of the Borrower in connection herewith (all such documents, certificates and financial statements, taken as a whole) contains, as of the date of delivery thereof and taken as a whole, any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 4.13 .  Subsidiaries.  Each of the Borrower’s corporate Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

Section 4.14 .  Environmental Matters.  In the ordinary course of its business, the Borrower conducts reviews, to the extent appropriate given the nature of its business operations, of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses).  On the basis of this review, the Borrower has reasonably concluded that such associated liabilities and costs, including the cost of compliance with Environmental Laws, are unlikely to have a material adverse effect on the business, financial position or results of operations of the Borrower and its Consolidated Entities, considered as a whole.

ARTICLE 5
Covenants

The Borrower agrees that, so long as any Bank Party has any Commitment hereunder or any amount payable under any Note or any fee payable pursuant to Section 2.09 or any other amount then due and payable hereunder remains unpaid or any Letter of Credit remains outstanding:

Section 5.01 .  Corporate Existence.  Except as otherwise permitted by Section 5.02 hereof, the Borrower, at its own cost and expense, will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, material rights and franchises; provided, however, that neither the Borrower nor any Subsidiary shall be required to preserve any right or franchise or, in the case of a Subsidiary, its corporate existence, if its Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary (provided that the termination of the corporate existence of a Subsidiary shall be permitted if the Board of Directors of the Borrower shall determine that its existence is not desirable in the conduct of the business of the Borrower) and that the loss thereof is not disadvantageous in any material respect to the Banks.

Section 5.02 .  Disposition of Assets, Merger, Character of Business, etc.  The Borrower will not wind up or liquidate its business or sell, lease, transfer or otherwise dispose of all or substantially all of its assets as an entirety or in a series of related transactions and will not consolidate with or merge with or into any other Person other than a merger with a Subsidiary in which the Borrower is the surviving Person.  The Borrower will not engage in any business other than the business contemplated by its certificate of incorporation and by-laws, each as in effect on the Effective Date.

Section 5.03 .  Financial Information.  (a) The Borrower will, and will cause each Subsidiary other than the Subsidiaries listed on Schedule 5.03(a) to,

 keep its books of account in accordance with generally accepted accounting principles.

(b)  The Borrower will (subject to the last paragraph of this Section 5.03) furnish to the Administrative Agent for distribution to the Banks:

(i)  as soon as available and in any event within 60 days after the close of each of the first three quarters of each fiscal year of the Borrower, as at the end of, and for the period commencing at the end of the previous fiscal year and ending with, such quarter, unaudited consolidated balance sheets of the Borrower and its Consolidated Entities and the related unaudited consolidated statements of operations, changes in equity and cash flow of the Borrower and its Consolidated Entities for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all in reasonable detail and certified (subject to normal year-end adjustments) as to fairness of presentation in accordance with generally accepted accounting principles in all material respects and consistency (except for changes concurred in by the Borrower’s independent public accountants) by the Chief Executive Officer, the Chief Financial Officer, the Treasurer, an Assistant Secretary-Treasurer or the Controller of the Borrower;

(ii)  as soon as practicable and in any event within the earlier of (i) two Domestic Business Days after filing with the Securities and Exchange Commission and (ii) 120 days after the close of each fiscal year of the Borrower, as at the end of and for the fiscal year just closed, consolidated balance sheets of the Borrower and its Consolidated Entities and the related consolidated statements of operations, changes in equity and cash flow for such fiscal year for the Borrower and its Consolidated Entities, all in reasonable detail and certified (without any qualification as to the scope of the audit) by Deloitte & Touche LLP or other independent public accountants of nationally recognized standing selected by the Borrower, who shall have audited the books and accounts of the Borrower for such fiscal year;

(iii)  with reasonable promptness, copies of all regular and periodical reports (including Current Reports on Form 8-K) filed with, or furnished to, the Securities and Exchange Commission;

(iv)  promptly after the public announcement of, or promptly after receiving a written notice of, a change (whether an increase or decrease) in any rating issued by either S&P or Moody’s, solely to the extent that the Borrower is then under an existing contract with such agency for the provision of ratings information pertaining to any securities of, or guaranteed by, the Borrower or any of its Subsidiaries or affiliates, a notice setting forth such change; and

(v)  with reasonable promptness, such other information respecting the business, operations and financial condition of the Borrower or any of its Subsidiaries or any Joint Venture as any Bank may, from time to time, reasonably request, including, without limitation, with respect to the performance and observance by the Borrower of the covenants and conditions contained in this Agreement.

Reports or financial information required to be delivered pursuant to clauses (b)(i), (b)(ii) and (b)(iii) of this Section 5.03 shall be deemed to have been delivered on the date on which the Borrower posts such reports or financial information on the Borrower’s website (www.nrucfc.org) or at such other website as may be notified to the Administrative Agent and the Banks or when such reports or financial information are posted on the SEC’s website at www.sec.gov; provided, that the Borrower shall notify the Administrative Agent of any such posting; and provided further that the Borrower shall deliver paper copies of the reports or financial information required to be delivered pursuant to clauses (b)(i), (b)(ii) and (b)(iii) of this Section 5.03 to the Administrative Agent, if so requested by any Bank to the Administrative Agent, until written notice to cease delivering such paper copies is given by such Bank to the Administrative Agent.

Section 5.04 .  Default Certificates.  Concurrently with each financial statement delivered to the Administrative Agent pursuant to clauses (i) and (ii) of Section 5.03(b), the Borrower will furnish to the Administrative Agent a certificate signed by the Chief Executive Officer, the Chief Financial Officer, the Treasurer, an Assistant Secretary-Treasurer or the Controller of the Borrower to the effect that the review of the activities of the Borrower during such year or the portion thereof covered by such financial statement and of the performance of the Borrower under this Agreement has been made under his supervision and that to the best of his knowledge, based on such review, there exists no event which constitutes a Default or an Event of Default under this Agreement or, if any such event exists, specifying the nature thereof, the period of its existence and what action the Borrower has taken and proposes to take with respect thereto, which certificate shall set forth the calculations or other data required to establish compliance with the provisions of Section 5.09 and Sections 5.12 through 5.14, inclusive, at the end of such fiscal quarter or fiscal year, as the case may be.  The Borrower further covenants that upon any such officer of the Borrower obtaining knowledge of any Default or Event of Default under this Agreement, it will forthwith, and in no event later than the close of business on the fourth (4th) Domestic Business Day immediately after the day such knowledge is obtained, deliver to the Administrative Agent a statement of any officer referred to above specifying the nature and the period of existence thereof and what action the Borrower has taken and proposes to take with respect thereto.

Section 5.05 .  Notice of Litigation and Defaults.  The Borrower will promptly give written notice to the Administrative Agent of (i) any action, proceeding or claim of which the Borrower may have notice, which may be commenced against the Borrower or any Subsidiary in which the amount involved is $50,000,000 or more and is not covered in full by insurance or as to which any insurer has disclaimed liability; and (ii) any default by the Borrower or any Subsidiary or event or condition known to the Borrower which with the giving of notice or lapse of time, or both, would constitute a default, with respect to any payment or payments in respect of Indebtedness of the Borrower or such Subsidiary aggregating in excess of $50,000,000 (whether in payment of principal thereof or interest thereon or with respect to any material covenant or agreement contained in any instrument, mortgage, deed of trust or agreement evidencing or relating to such Indebtedness or otherwise), provided that if any matter described in clauses (i) or (ii) of this Section has previously been disclosed by the Borrower in its regular or periodical reports filed with, or furnished to, the Securities and Exchange Commission, then no additional written notice shall be required under this Section.

Section 5.06 .  ERISA.  As soon as possible and, in any event, within 10 days after the Borrower or a Subsidiary of the Borrower knows or has reason to know that a Reportable Event has occurred, that an accumulated funding deficiency has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code with respect to a Plan, that a Plan has been or may be terminated, that proceedings may be or have been instituted to terminate a Plan, or that the Borrower, a Subsidiary of the Borrower or any member of the ERISA Group will or may incur any liability in excess of $5,000,000 to or on account of a Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA, the Borrower will deliver to the Administrative Agent a certificate of the Chief Financial Officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or such Subsidiary is required or proposes to take, together with any notices required to be filed by the Borrower, such Subsidiary, such member of the ERISA Group or the plan administrator with the PBGC with respect thereto.

Section 5.07 .  Payment of Charges.  The Borrower will, and will cause each Subsidiary to, duly pay and discharge (i) all taxes, assessments and governmental charges or levies imposed upon or against it or its property or assets, prior to the date on which material penalties attach thereto, unless and to the extent only that such taxes, assessments and governmental charges or levies are being contested in good faith by appropriate proceedings or unless the failure to do so will not have a material adverse effect on the business, financial position or results of operations of the Borrower; and (ii) all lawful claims, including, without limitation, claims for labor, materials, supplies or services, which might or could, if unpaid, become a Lien upon such property or assets, unless and to the extent only that the validity or the amount thereof is being contested in good faith by appropriate proceedings or unless the failure to do so will not have a material adverse effect on the business, financial position or results of operations of the Borrower.

Section 5.08 .  Inspection of Books and Assets.  The Borrower will, and will cause each Subsidiary to, permit any representative of any Bank Party (or any agent or nominee of such Bank) to visit and inspect any of the property of the Borrower or such Subsidiary, to examine the books of record and account of the Borrower or such Subsidiary and to discuss the affairs, finances and accounts of the Borrower or such Subsidiary with the officers and independent public accountants of the Borrower or such Subsidiary, all at such reasonable times and as often as such Bank may reasonably request.

Section 5.09 .  Indebtedness.  (a) The Borrower will not, and will not permit any of its Consolidated Entities (other than Rural Telephone Finance Cooperative and National Cooperative Services Corporation) to, incur, assume or Guarantee any Superior Indebtedness, or make any optional prepayment on any Members’ Subordinated Certificate; provided that (i) subject to the provisions of Section 5.12, any such Subsidiary may incur Superior Indebtedness owing to the Borrower or assume or Guarantee Indebtedness of any Person (other than the Borrower or any of its Subsidiaries) owing to the Borrower and (ii) the Borrower may incur, assume or Guarantee Superior Indebtedness or make optional prepayments on Members’ Subordinated Certificates if, after giving effect to any such action specified above in this clause (ii), on the date of such incurrence, assumption or Guarantee or making of such optional prepayment (the “Determination Date”) the aggregate principal amount of Superior Indebtedness then outstanding would not exceed ten times the sum of (a) the aggregate principal amount of Members’ Subordinated Certificates outstanding on the Determination Date, (b) the aggregate amount of the line item “total equity” shown on the consolidated balance sheet of the Borrower and its Consolidated Entities on the Determination Date, and (c) the aggregate principal amount of Qualified Subordinated Indebtedness outstanding on the Determination Date; provided that the non-cash adjustments (whether positive or negative) required to be made pursuant to ASC 815 and ASC 830 shall be excluded from calculations under clause (ii) above to the extent otherwise included therein.  The respective principal amounts of Superior Indebtedness, Members’ Subordinated Certificates and Qualified Subordinated Indebtedness to be outstanding on such given future date shall be determined after giving effect to mandatory sinking fund payments, other mandatory prepayments and serial and other maturity payments required to be made on or prior to said given future date by the terms of such Superior Indebtedness, Members’ Subordinated Certificates, Qualified Subordinated Indebtedness or any indenture or other instrument pursuant to which they are respectively issued.

(b)  If any Loan or L/C Obligation is outstanding hereunder, the Borrower will not take any action which would prevent it from then complying, or fail to take any action which would enable it then to comply, with the provisions of Section 3.03(g), assuming for this purpose only that the Borrower then intended to borrow from one or more of the Bank Parties hereunder.

Section 5.10 .  Liens.  The Borrower will not create or permit to exist any Lien on or with respect to any Indebtedness of any Member which is an asset of the Borrower, now existing or hereafter created, or on any notes, mortgages or other documents or instruments evidencing any such Indebtedness, and the Borrower will not permit any Consolidated Entity to create or permit to exist any Lien on or with respect to any of such Subsidiary’s assets, except Liens (i) granted by the Borrower to the trustee pursuant to any Indenture, (ii) on any such Indebtedness granted by the Borrower or its Consolidated Entity to secure any borrowing for the purpose of making loans to Member power supply systems or loans to Members for bulk power supply projects or loans to Members for the purpose of providing financing to telephone and related systems eligible to borrow from the RUS or loans to borrowers borrowing from National Cooperative Services Corporation or Rural Telephone Finance Cooperative, which borrowing or borrowings are on terms (except as to terms of interest, premium, if any, and amortization) not materially more disadvantageous to the Borrower’s unsecured creditors than the borrowings under any Indenture (it being understood that the Borrower can not pledge such assets to an extent greater than 150% of the aggregate principal amount of such Indebtedness), (iii) of current taxes not delinquent or a security for taxes being contested in good faith, (iv) other than in favor of the PBGC, created by or resulting from any legal proceedings (including legal proceedings instituted by the Borrower or any Subsidiary) which are being contested in good faith by appropriate proceedings, including appeals of judgments as to which a stay of execution shall have been issued, and adequate reserves shall have been established, (v) created by the Borrower to secure Guarantees by the Borrower of Indebtedness, the interest on which is excludable from the gross income of the recipient thereof for Federal income tax purposes as provided in Section 103(a) of the Internal Revenue Code or Section 103(a) of the Internal Revenue Code of 1954, as amended, (x) of a Member which is a state or political subdivision thereof or (y) of a state or political subdivision thereof incurred to benefit a Member for one of the purposes provided in Section 142(a)(2), (4), (5), (6), (8), (9), (10) or (12) of the Internal Revenue Code or Section 103(b)(4)(D), (E), (F), (G), (H) or (J) of the Internal Revenue Code of 1954, as amended, (vi) granted by any Subsidiary to the Borrower, (vii) REDLG Program Liens securing REDLG Obligations with respect to government Guarantees of Indebtedness of the Borrower and (viii) on any such Indebtedness granted by the Borrower to secure any borrowings, which borrowings are on terms (except as to terms of interest, premium, if any, and amortization) not materially more disadvantageous to the Borrower’s unsecured creditors than the borrowings under any Indenture (it being understood that the Borrower can not pledge such assets to an extent greater than 150% of the aggregate principal amount of such Indebtedness); provided that Liens incurred in reliance on clauses (ii), (vii) and (viii) of this Section 5.10 shall not secure amounts exceeding $7,500,000,000 in the aggregate at any one time outstanding.

Section 5.11 .  Maintenance of Insurance.  The Borrower will maintain, and will cause each Subsidiary to maintain, insurance in such amounts, on such forms and with such companies as is necessary or appropriate for its business.

Section 5.12 .  Subsidiaries and Joint Ventures.  The Borrower will not permit (a) the sum of (i) the amount of Indebtedness owing to the Borrower by all of its Subsidiaries and Joint Ventures plus (ii) the amount paid by the Borrower in respect of the stock, obligations or securities of or any other interest in such Subsidiaries and Joint Ventures plus (iii) any capital contributions by the Borrower to such Subsidiaries and Joint Ventures (the amounts referred to in paragraphs (i) through (iii), the “Investments”) plus (iv) the amount of assets (excluding Foreclosed Assets) otherwise sold or transferred by the Borrower to such Subsidiaries and Joint Ventures (other than sales at fair market value) minus (v) any Start-up Investments minus (vi) any Investment made in cash by the Borrower in any Special Purpose Subsidiary (up to a maximum amount not to exceed the lesser of (x) the amount necessary to provide such Special Purpose Subsidiary with sufficient working capital to conduct its business as contemplated hereby and (y) $150,000,000) to exceed at any time (b) 10% of the sum of (i) all accounts which, in accordance with generally accepted accounting principles, constitute equity in the Borrower and its Consolidated Entities at such time plus (ii) all Indebtedness of the Borrower shown on its balance sheet dated as of May 31, 2011 as Members’ Subordinated Certificates as such Indebtedness shall be reduced from time to time and any other Indebtedness of the Borrower incurred after May 31, 2011 having substantially similar provisions as to subordination as those contained in said outstanding certificates as such other Indebtedness shall be reduced from time to time, in each case at such time plus (iii) all Qualified Subordinated Indebtedness outstanding at such time; provided that non-cash adjustments (whether positive or negative) required to be made pursuant to ASC 815 and ASC 830 shall be excluded from the calculation of the amounts specified in clauses (b)(i), (b)(ii), and (b)(iii) of this Section 5.12 to the extent otherwise included therein; provided, further, that, in addition to the foregoing, the Borrower may transfer assets with an aggregate fair market value of not more than $150,000,000 to a bankruptcy remote trust required to be established to support REDLG Obligations of the Borrower, and any such transfer shall be excluded from any calculation under clauses (a) and (b) above to the extent otherwise included therein.  For the purpose of this Section 5.12, “Foreclosed Asset” means (x) any property distributed to the Borrower with the authority of any Bankruptcy Court in connection with the bankruptcy of any of the Borrower’s debtors and (y) property received by the Borrower upon enforcement by the Borrower of its security interest (if any) in such property or in settlement of delinquent accounts or other overdue amounts owed to it by any of the Borrower’s debtors; “Special Purpose Subsidiary” means any domestic Subsidiary (which shall include any Subsidiary organized under the laws of the United States Virgin Islands) and any Subsidiary organized under the laws of the Netherlands Antilles or the British Virgin Islands all of the shares of capital stock or other ownership interest of which are directly or indirectly owned by the Borrower, which Subsidiary is established for the sole purpose of, and whose sole business shall at all times be, holding Foreclosed Assets; and “Start-up Investments” means Investments made in a Special Purpose Subsidiary solely to finance such Special Purpose Subsidiary’s initial acquisition of Foreclosed Assets.

Section 5.13 .  Minimum TIER.  The Borrower shall not permit, as of the last day of each fiscal quarter, the average of the TIERs for the six (6) immediately preceding fiscal quarters (including the fiscal quarter ending on such date) of the Borrower to be less than 1.025:1.00.

Section 5.14 .  Retirement of Patronage Capital.  The Borrower shall not make, or permit any Subsidiaries of the Borrower to make, any payments to Members in respect of Patronage Capital Certificates unless (i) the TIER for the immediately preceding fiscal year for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.03(b) equals or exceeds 1.05:1.00 and (ii) there exists (and would exist after giving effect to any such payment) no Default or Event of Default under this Agreement.

Section 5.15 .  Use of Proceeds.  The proceeds of the Loans or L/C Credit Extensions made hereunder may be used by the Borrower for general corporate purposes.  None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock”, within the meaning of Regulation U.  Neither the Borrower nor any of its Subsidiaries has taken or will take any action which might cause this Agreement or the Notes to violate Regulation U or Regulation X.

ARTICLE 6
Defaults

Section 6.01 .  Events of Default.  If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a)  Principal and Interest.  The Borrower shall (i) fail to pay when due (whether upon stated maturity, by acceleration or otherwise) any principal of any Loan or any L/C Obligation or (ii) fail, and such failure shall continue uncured for five or more Domestic Business Days, to pay when due (whether upon stated maturity, by acceleration or otherwise) any interest on any Loan or any L/C Obligation;

(b)  Other Amounts.  The  Borrower shall fail to pay when due any fee or other amount payable under this Agreement (including pursuant to Section 2.09(b)) and such failure remains uncured for ten (10) or more Domestic Business Days after the due date thereof;

(c)  Covenants Without Notice.  The Borrower shall fail to observe or perform any covenant or agreement on its part to be observed or performed which is set forth in Section 5.01 (only with respect to the Borrower’s corporate existence), 5.02, 5.09, 5.10, 5.12, 5.13, 5.14 or 5.15;

(d)  Covenants With 10 Days Grace.  The Borrower shall fail to observe or perform any covenant or agreement on its part to be observed or performed, which is set forth in the last sentence of Section 5.04, or in Section 5.05(ii) and such non-observance or non-performance shall continue unremedied for a period of more than 10 days;

(e)  Other Covenants.  The Borrower shall fail to observe or perform any covenant, condition or agreement on its part to be observed or performed, other than as referred to in subsections (a), (b), (c), and (d) above, for a period of 30 days after written notice specifying such failure and requesting that it be remedied is given by any Bank Party to the Borrower and the other Bank Parties; provided that, if the failure be such that it cannot be corrected within the applicable period, but can be corrected within a reasonable period of time thereafter, it shall not constitute a Default if corrective action is instituted by the Borrower within the applicable period and diligently pursued until the failure is corrected, but any such failure that is not so corrected within 60 days after such applicable period shall constitute a Default;

(f)  Representations.  Any representation, warranty, certification or statement made or deemed to be made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made or deemed to be made;

(g)  Non-Payments of Indebtedness and/or Derivatives Obligations.  The Borrower or any Subsidiary of the Borrower shall fail to make any payment or payments aggregating for the Borrower and its Subsidiaries in excess of $50,000,000 in respect of Indebtedness and/or Derivatives Obligations of the Borrower or any Subsidiary (other than the Loans or any Indebtedness under this Agreement) when due (whether upon stated maturity, by acceleration or otherwise) or within any applicable grace period;

(h)  Defaults Under Other Agreements.  The Borrower or any Subsidiary shall fail to observe or perform within any applicable grace period any covenant or agreement contained in any agreement or instrument relating to any Indebtedness of the Borrower or any Subsidiary, aggregating for the Borrower and its Subsidiaries in excess of $50,000,000 if the effect of such failure is to accelerate, or to permit the holder of such Indebtedness or any other Person to accelerate, the maturity of such Indebtedness;

(i)  Bankruptcy.  Any proceeding shall be instituted by or against the Borrower or any Subsidiary seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, conservation or proceeding in the nature thereof, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors, or seeking the entry of an order for relief or the appointment of a receiver (including state regulatory authorities acting in a similar capacity), trustee, custodian or other similar official for it or for any substantial part of its property, and, in the case of any such proceeding instituted against it (but not instituted by it) shall remain undismissed or unstayed for a period of 60 days; or the Borrower or any Subsidiary shall take any action to authorize any of the actions set forth above in this subsection (i);

(j)  ERISA.  A Plan shall fail to maintain the minimum funding standard required by Section 412 of the Internal Revenue Code for any plan year or a waiver of such standard is sought or granted under Section 412(d), or a Plan is, shall have been or is likely to be terminated or the subject of termination proceedings under Section 4042 of ERISA, or the Borrower or a Subsidiary of the Borrower or any member of the ERISA Group has incurred or is likely to incur a liability to or on account of a Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA, and there shall result from any such event or events either a liability or a material risk of incurring a liability to the PBGC or a Plan, which in the opinion of the Required Banks, will have a material adverse effect upon the business, results of operations or financial position of the Borrower; or

(k)  Money Judgment.  A final judgment or order for the payment of money in excess of $50,000,000 shall be rendered against the Borrower or any Subsidiary and such judgment or order shall continue unsatisfied and in effect for a period of 45 days during which execution shall not be effectively stayed or deferred (whether by action of a court, by agreement or otherwise); provided, however, that any such judgment or order shall not give rise to an Event of Default under this paragraph (k) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance and (ii) within 90 days of the rendering of such judgment or order the insurer thereunder has affirmed liability;

(l)  Insolvency.  The Borrower or any Subsidiary shall generally not pay its debts as they become due, or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the request of the Required Banks, shall by notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Bank or the holder of any Note to enforce its claims against the Borrower:  (a) declare the Commitments terminated, whereupon the Commitment of each Bank shall forthwith terminate immediately and any fee payable pursuant to Section 2.09 shall forthwith become due and payable without any other notice of any kind; and/or (b) declare the principal of and accrued interest on the Loans, and all other obligations owing hereunder, to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that, if an Event of Default specified in subsection (i) shall occur, the result which would occur upon the giving of written notice by the Administrative Agent to the Borrower, as specified in clauses (a) and (b) above, shall occur automatically without the giving of any such notice.

Section 6.02 .  Actions In Respect Of Letters Of Credit Upon Default.  If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Banks, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, subject to Section 2.20(e) and after giving effect to Section 2.19(a)(iv) and any Cash Collateral provided by the Defaulting Bank, make demand upon the Borrower to, and forthwith upon demand the Borrower will, Cash Collateralize, for deposit in the Cash Collateral Account, an amount equal to the Outstanding Amount of all L/C Obligations.  Subject to Section 2.19(a)(iv) and 2.20(e), if at any time the Administrative Agent determines that any Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Bank Parties or that the Cash Collateral is less than the Outstanding Amount of all L/C Obligations, the Borrower, and to the extent provided by any Bank, such Bank will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent additional Cash Collateral to be deposited and held in the Cash Collateral Account, in an amount equal to the excess of (a) such aggregate Outstanding Amount of all L/C Obligations over (b) the total amount of Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim.

Section 6.03 .  Notice of Default.  The Administrative Agent shall give notice to the Borrower under Section 6.01(e) promptly upon being requested to do so by any Bank Party and shall thereupon notify all the Bank Parties thereof.

ARTICLE 7
The Administrative Agent

Section 7.01 .  Appointment and Authorization.  Each Bank Party irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

Section 7.02 .  Administrative Agent and Affiliates.  The Royal Bank of Scotland plc shall have the same rights and powers under this Agreement as any other Bank Party and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and the terms “Banks,” “holders of Notes” and like terms shall include The Royal Bank of Scotland plc in its individual capacity as such. The Royal Bank of Scotland plc and its affiliates may, without liability to account, make loans to, accept deposits from, acquire debt or equity interests in, act as trustee under indentures of, and engage in any other business with, any Borrower and any stockholder, subsidiary or affiliate of any Borrower, as though the Royal Bank of Scotland plc were not the Administrative Agent hereunder.

Section 7.03 .  General Nature of the Administrative Agent’s Duties.  Notwithstanding anything to the contrary elsewhere in this Agreement or in any other Credit Documentation:

(a)  The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and the other Credit Documentation, and no implied duties or responsibilities on the part of the Administrative Agent shall be read into this Agreement or any Credit Documentation or shall otherwise exist.  Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.

(b)  The duties and responsibilities of the Administrative Agent under this Agreement and the other Credit Documentation shall be mechanical and administrative in nature, and the Administrative Agent shall not have a fiduciary relationship in respect of any Lender or Issuing Bank.

(c)  The Administrative Agent is and shall be solely the agent of the Banks and the Issuing Banks. The Administrative Agent does not assume, and shall not at any time be deemed to have, any relationship of agency or trust with or for, or any other duty or responsibility to, any Borrower or any other Person (except only for its relationship as agent for, and its express duties and responsibilities to, the Banks and Issuing Banks as provided in this Agreement and the other Credit Documentation).

(d)  The Administrative Agent shall not be under any obligation to take any action hereunder or under any other Credit Documentation if the Administrative Agent believes in good faith that taking such action may conflict with any law or any provision of this Agreement or any other Credit Documentation, or may require the Administrative Agent to qualify to do business in any jurisdiction where it is not then so qualified.

Section 7.04 .  Consultation with Experts.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.05 .  Liability of Administrative Agent.  Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents, or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct.  Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith.  The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) reasonably believed by it to be genuine or to be signed by the proper party or parties.

Section 7.06 .  Indemnification.  Each Bank shall, ratably in accordance with the sum of (i) its unused Commitment, (ii) its Pro Rata Share of all L/C Obligations outstanding and (iii) any Loans outstanding of such Bank, indemnify the Administrative Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, loss, damages or liability (except such as result from such indemnitee’s gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder.  Each Bank severally agrees to indemnify each Issuing Bank (to the extent not promptly reimbursed by the Borrower and without limiting its obligation to do so in accordance with this Agreement) from and against such Bank’s Pro Rata Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Issuing Bank in its capacity as such in any way relating to or arising out of this Agreement, the Notes or the Issuer Documents, or any action taken or omitted by such Issuing Bank under this Agreement, the Notes or the Issuer Documents (including the issuance or transfer of, or payment or failure to pay under, any Letter of Credit); provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting directly and primarily from such Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Bank agrees to reimburse such Issuing Bank promptly upon demand for its Pro Rata Share of any costs and expenses (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrower under Section 9.03, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower in accordance with this Agreement.

Section 7.07 .  Credit Decision.  Each Bank Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank Party, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Bank Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

Section 7.08 .  Successor Administrative Agent.  The Administrative Agent may, upon giving 5 Domestic Business Days prior written notice to the Borrower, and for so long as long as no Event of Default has occurred and is continuing, at the request of the Borrower, shall, resign at any time by giving written notice thereof to the Banks and the Borrower.  Upon any such resignation, the Borrower shall have the right, with the consent of the Required Banks, such consent not to be unreasonably withheld, conditioned or delayed, to appoint a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Borrower, and shall have accepted such appointment, within 15 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Bank Parties, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $1,000,000,000.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

Section 7.09 .  Co-Documentation Agents, Syndication Agent and Co-Lead Arrangers Not Liable.  Nothing in this Agreement shall impose upon the Co-Documentation Agents, the Syndication Agent or the Co-Lead Arrangers, each in such capacity, any duties or responsibilities whatsoever.

Section 7.10 .  Calculations.  The Administrative Agent shall not be liable for any calculation, apportionment or distribution of payments made by it in good faith. If such calculation, apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from the other Banks any payment in excess of the amount to which they are determined to be entitled or, if the amount due was not paid by the Borrower, to recover such amount from the Borrower.

ARTICLE 8
Change in Circumstances

Section 8.01 .  Basis for Determining Interest Rate Inadequate or Unfair.  If on or prior to the first day of any Interest Period for any Fixed Rate Borrowing:

(a)  the Administrative Agent is advised by the Euro-Dollar Reference Banks that the London Interbank Offered Rate is not available in the manner set forth in the definition of London Interbank Offered Rate for such Interest Period, or

(b)  in the case of a Committed Borrowing, Banks having 50% or more of the aggregate amount of the Commitments advise the Administrative Agent that the Adjusted London Interbank Offered Rate, as determined by the Administrative Agent, will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Banks to make Euro-Dollar Loans or to continue or convert outstanding Loans as or into Euro-Dollar Loans shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto.  Unless the Borrower notifies the Administrative Agent at least two Domestic Business Days before the date of any Fixed Rate Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, (i) if such Fixed Rate Borrowing is a Euro-Dollar Borrowing, such Borrowing shall instead be made as a Base Rate Borrowing and (ii) if such Fixed Rate Borrowing is a Money Market LIBOR Borrowing, the Money Market LIBOR Loans comprising such Borrowing shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the Base Rate for such day.

Section 8.02 .  Illegality.  If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans or to convert outstanding Loans into Euro-Dollar Loans or continue outstanding Loans as Euro-Dollar Loans, shall be suspended.  Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. The Borrower hereby agrees to pay the reasonable costs and expenses incurred by such Bank in connection with any such designation. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then-outstanding principal amount of each such Euro-Dollar Loan, together with accrued interest thereon.  Concurrently with prepaying each such Euro-Dollar Loan, the Borrower shall borrow a Base Rate Loan in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and such Bank shall make such a Base Rate Loan.

Section 8.03 .  Increased Cost and Reduced Return.  (a) If on or after (x) the date hereof, in the case of any Committed Loan or L/C Credit Extension or any obligation to make or participate in Committed Loans or L/C Credit Extensions or (y) the date of the related Money Market Quote, in the case of any Money Market Loan, any Change in Law shall:

(i)  impose on any Bank Party or the London interbank market any other condition, cost or expense affecting this Agreement or Fixed Rate Loans made by such Bank Party or participation therein; or

(ii)  subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(iii)  impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank Party (or its Applicable Lending Office) or shall impose on any Bank Party (or its Applicable Lending Office) or the London interbank market any other condition affecting its Fixed Rate Loans, its Notes or its obligation to make Fixed Rate Loans or make or participate in L/C Credit Extensions; and the result of any of the foregoing is to increase the cost to such Bank Party (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan or any L/C Credit Extension (or participation therein), or to reduce the amount of any sum received or receivable by such Bank Party (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank Party to be material, then, within 15 days after demand by such Bank Party or such other Recipient (with a copy to the Administrative Agent), (i) the Borrower shall pay to such Bank

Party such additional amount or amounts as will compensate such Bank Party or such other Recipient for such increased cost or reduction suffered (including any amount or amounts equal to any taxes on the overall net income of such Bank Party or such other Recipient payable by such Bank Party or such other Recipient with respect to the amount of payments required to be made pursuant to this Section 8.03(a)) as reasonably determined by such Bank Party (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and only if such additional amount or amounts are passed on in a similar manner by such Bank Party to similarly situated borrowers (which are parties to credit or loan documentation containing a provision similar to this Section 8.03(a), as determined by such Bank Party in its reasonable discretion, or (ii) convert such Bank Party's Loans so affected by such Change in Law to Base Rate Loans and pay any related breakage costs pursuant to Section 2.14 and any accrued increased costs pursuant to this Section 8.03.)

(b)  If a Bank Party, other than a Defaulting Bank, determines that any Change in Law, will have the effect of increasing the amount of capital required or expected to be maintained by such Bank Party based on the existence of such Bank Party’s Commitment hereunder or its obligations hereunder, it will notify the Borrower.  This determination will be made on a Bank Party-by-Bank Party basis.  The Borrower shall (i) pay to each Bank Party on demand such additional amounts as are necessary to compensate for the increased cost to such Bank Party as a result of any Change in Law or (ii) convert such Bank Party's Loans so affected by such Change in Law to a Base Rate Loan and pay any related breakage costs pursuant to Section 2.14 and any accrued increased costs pursuant to this Section 8.03.  In determining such amount, such Bank Party will act reasonably and in good faith (and not on an arbitrary or capricious basis)  and will use averaging and attribution methods which are reasonable, and such Bank Party will pass such costs on to the Borrower only if such costs are passed on in a similar manner by such Bank Party to similarly situated borrowers (which are parties to credit or loan documentation containing a provision similar to this Section 8.03(b)), as determined by such Bank Party in its reasonable discretion.  Each Bank Party’s determination of compensation shall be conclusive if made in accordance with this provision.  Each Bank Party, upon determining that any increased costs will be payable pursuant to this Section 8.03(b), will give prompt written notice thereof to the Borrower, which notice shall show the basis for calculation of such increased costs, although the failure to give any such notice shall not release or diminish any of the Borrower’s obligations to pay increased costs pursuant to this Section 8.03(b).

(c)  Each Bank Party will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank Party to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank Party, be otherwise disadvantageous to such Bank Party.  The Borrower hereby agrees to pay the reasonable costs and expenses incurred by such Bank Party in connection with any such designation. A

 Bank Party claiming compensation under this Section shall furnish a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder, which shall be conclusive in the absence of manifest error.  In determining such amount, such Bank Party may use any reasonable averaging and attribution methods.

(d)  Failure or delay on the part of any Bank Party to demand compensation pursuant to this Section 8.03 shall not constitute a waiver of such Bank Party’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Bank Party pursuant to this Section 8.03 for any increased costs or reductions incurred more than six months prior to the date that such Bank Party notifies the Borrower and the Administrative Agent of the Change in Law giving rise to such increased costs or reductions and of such Bank Party’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions are retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

Section 8.04 .  Base Rate Loans Substituted for Affected Euro-Dollar Loans.  If (i) the obligation of any Bank to make, or to continue or convert outstanding Loans as or to, Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03(a) with respect to its Fixed Rate Loans or its obligation to make Fixed Rate Loans, and the Borrower shall, by at least five Euro-Dollar Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(a)  all Loans which would otherwise be made by such Bank as Euro-Dollar Loans shall be made instead as Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and

(b)  after each of its Euro-Dollar Loans has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead.

ARTICLE 9
Miscellaneous

Section 9.01 .  Notices.  (a) All notices, requests, directions, consents, approvals and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party (subject to subparagraph (b) below):  (w) in the case of the Borrower:

National Rural Utilities Cooperative Finance Corporation
20701 Cooperative Way
Dulles, Virginia 20166
Attn: Capital Markets Relations
Phone: (703) 467-7402
Fax: (703) 467-5178
Email: BankingRelations@nrucfc.coop

with a copy to:

National Rural Utilities Cooperative Finance Corporation
20701 Cooperative Way
Dulles, Virginia  20166
Attn: General Counsel
Phone: (703) 467-7404
Fax: (703) 467-5651

(x) in the case of the Administrative Agent:

The Royal Bank of Scotland plc
600 Washington Boulevard
Stamford, Connecticut 06901
Attn: Charles Ray
Phone: (203) 897-3559
Fax: (203) 873-3569
Email: agencyops@rbs.com

with a copy to:

The Royal Bank of Scotland plc
600 Washington Boulevard
Stamford, Connecticut 06901
Attn: Emily Freedman
Fax: (203) 873-3543
Email: Emily.freedman@rbs.com

(y) in the case of any Bank, at its address or telex or telecopier number set forth in its Administrative Questionnaire or (z) in the case of any other party, such other address or telex or telecopier number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower.  Each such notice, request, direction, consent, approval or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and receipt is confirmed or (iii) if given by any other means, when delivered or received at the address specified in this Section; provided that (A) notices to the Administrative Agent under Article 2 or Article 8 shall also be confirmed by telephone call and shall not be effective until received and (B) any communications deemed received hereunder must have been received during the recipient’s normal business hours; provided, however, that any communication that is not received during the recipient’s normal business hours on a particular Business Day, shall be deemed to be received on the immediately following Business Day.

(b)  Notices and other communications to the Bank Parties hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 or Article 8 unless otherwise agreed by the Administrative Agent and the applicable Bank Party.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

  (c)           The address, telephone number or facsimile number for any party hereto may be changed at any time and from time to time upon written notice given by such changing party to each other party hereto.

Section 9.02 .  No Waivers.  No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03 .  Expenses; Documentary Taxes; Indemnification.  (a) The Borrower shall pay (i) all documented reasonable out-of-pocket expenses of the Administrative Agent, including reasonable fees and disbursements of special counsel for the Administrative Agent, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all documented reasonable out-of-pocket expenses incurred by the Administrative Agent or any Bank, including reasonable fees and disbursements incurred by counsel or in-house counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.  The Borrower shall indemnify each Bank Party against any transfer taxes, documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or the Notes and any and all liabilities with respect to or resulting from any delay or omission (unless solely attributable to such Bank) to pay such taxes. This Section 9.03(a) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(b)  The Borrower agrees to indemnify each Bank Party, their respective affiliates and the respective directors, officers and employees of the foregoing

 (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs, claims, demands and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by any Indemnitee (or by the Administrative Agent in connection with its actions as Agent hereunder) in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for its own gross negligence, willful misconduct or unlawful conduct as determined by a final, non-appealable judgment of a court of competent jurisdiction.

Section 9.04 .  Sharing of Set-offs.  Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest then due with respect to any Loans made by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Loans made by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Loans held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Loans.  The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

Section 9.05 .  Amendments and Waivers.  Except as provided by Section 2.17 or Section 2.19(a)(iii), any provision of this Agreement or the Notes may be amended or waived if  such amendment or waiver is in writing and is signed by the Borrower and either (a) the Required Banks (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent) or (b) the Administrative Agent if, but only if, the Administrative Agent has received the prior written consent of the Required Banks; provided that, no such amendment or waiver shall (i) increase the Commitment of any Bank or subject any Bank to any additional obligation without the written consent of such Bank, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder without the written consent of each Bank directly affected thereby, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder without the written consent of each Bank directly affected thereby, (iv) change the aggregate unpaid principal amount of the Notes without the written consent of each Bank directly affected thereby, (v) change any provision which requires the pro rata sharing of payments among the Banks hereunder without the written consent of each Bank directly affected thereby, (vi) change clauses (i) through (vi) of this proviso to this Section 9.05 or the definition of “Required Banks” (other than the percentage indicated therein, which, for the avoidance of doubt, is subject to clause (vii) below) without the written consent of each Bank (including, notwithstanding Section 2.19(a)(iii), any Defaulting Bank) or (vii) modify or change (x) the percentage indicated in the definition of “Required Banks” or (y) subject to clause (vi) above, any other provision hereof specifying the number or percentage of Banks required to waive, amend or modify any rights hereunder, make any determination or grant any consent hereunder or take any other action under any provision of this Agreement, without the written consent of each Bank (excluding, for the avoidance of doubt, any Defaulting Bank to the extent of its unfunded Commitment). For the avoidance of doubt, no consent or any other action will be required of any Bank (other than the Defaulting Bank and the Administrative Agent to the extent required by Section 2.18) for any assignment of any Loans or termination of any Commitments pursuant to Section 2.18.

Whenever a waiver, amendment or modification requires the consent of a Bank “affected” or “directly affected” thereby, such waiver, amendment or modification shall, upon consent of such Bank, become effective as to such Bank whether or not it becomes effective as to any other Bank, so long as the Required Banks consent to such waiver, amendment or modification as provided above.

If the Required Banks shall have approved any amendment which requires the consent of all of the Banks, the Borrower shall be permitted to replace any non-consenting Bank with a replacement institution; provided that (i) the replacement institution shall purchase at par all Loans and other amounts owing to such replaced Bank on or prior to the date of replacement, (ii) the Borrower shall be liable to such replaced Bank under Section 2.13 if any Euro-Dollar Loan owing to such replaced Bank shall be purchased other than on the last day of the Interest Period relating thereto (as if such purchase constituted a prepayment of such Loans), (iii) such replacement institution, if not already a Bank, shall be reasonably satisfactory to the Administrative Agent, (iv) the replaced Bank shall be obligated to make such replacement in accordance with the provisions of Section 9.06(c) and (v) any such replacement shall not be deemed to be a waiver of any rights the Borrower, Administrative Agent or any Bank shall have against the replaced Bank.

Section 9.06 .  Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks.

(b)  Any Bank may at any time grant to one or more affiliates of such Bank, banks or other institutions (each a “Participant”) participating interests in its Commitment or any or all of its Loans or L/C Obligations.  In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement.  Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clauses (i), (ii) or (iii) of Section 9.05 without the consent of the Participant.  Subject to the provisions of subsection (e), the Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits, and be bound by the obligations, of Article 8 and Section 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Bank)) with respect to its participating interest; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18, 2.19 and 9.04 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Bank would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b). Each Bank that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register  on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any this Agreement or the Notes) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other  obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(c)  Any Bank may at any time assign to one or more banks or other institutions (each an “Assignee”) all, or a proportionate part (but not in any case in an amount less than $5,000,000, unless (x) such Assignee is another Bank or an affiliate of such transferor Bank or (y) such assignment is for all of such transferor Bank’s rights and obligations under this Agreement and the Notes) of all of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit G hereto executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of (1) the Borrower and the Administrative Agent, such consents not to be unreasonably withheld and (2) each Issuing Bank in its sole discretion; provided that (i) if an Assignee is another Bank or an affiliate of such transferor Bank, or (ii) in the case of an assignment by any Bank to one or more Assignees after the occurrence and during the continuance of an Event of Default, no such consent of the Borrower shall be required; and provided further that such assignment may, but need not, include the rights of the transferor Bank in respect of outstanding Money Market Loans.  Upon execution and delivery of such an instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required.  Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee.  In connection with any such assignment, the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500.  If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 2.16.

(d)  Any Bank Party may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank or any other Central Banking Authority to secure the obligations of such Bank thereto.  No such pledge or assignment shall release the transferor Bank from its obligations hereunder or substitute any such pledge or assignee for such Bank as a party hereto or thereto.

(e)  No Assignee, Participant or other transferee of any Bank’s rights shall be entitled to receive any greater payment under Section 8.03 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent.

(f)  Any Issuing Bank may assign all of its rights and obligations under the undrawn portion of its commitment hereunder to issue Letters of Credit at any time; provided, however, that (i) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and record, an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500 and (ii) so long as no Event of Default has occurred and is continuing, the Borrower has consented to the assignment (such consent not to be unreasonably withheld).

Section 9.07 .  Collateral.  Each of the Banks represents to the Administrative Agent and each of the other Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 9.08 .  Governing Law.  (a) This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York.

(b)  The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees, to the fullest extent permitted by law, that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or any Bank may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)  The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.09 .  Counterparts; Integration.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 9.10 .  Several Obligations.  The obligations of the Bank Parties hereunder are several.  Neither the failure of any Bank Party to carry out its obligations hereunder nor of this Agreement to be duly authorized, executed and delivery by any Bank Party shall relieve any other Bank Party of its obligations hereunder (or affect the rights hereunder of such other Bank).  No Bank Party shall be responsible for the obligations of, or any action taken or omitted by, any other Bank Party hereunder.

Section 9.11 .  Severability.  In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 9.12 .  Confidentiality.  The Administrative Agent and each Bank Party represent that they will maintain the confidentiality of any written or oral information provided by or on behalf of the Borrower (hereinafter collectively called “Confidential Information”), subject to the Administrative Agent’s and each Bank’s (a) obligation to disclose any such Confidential Information pursuant to a request or order under applicable laws or regulations or from a regulatory authority or pursuant to a subpoena or other legal process, (b) right to disclose any such Confidential Information to its bank examiners, auditors, counsel and other professional advisors, and its employees, officers and directors, and to other Bank Parties (it being understood that such Persons shall be informed of the confidential nature of such information and instructed to keep it confidential), (c) right to disclose any such Confidential Information in connection with any litigation or dispute involving the Bank Parties and the Borrower or any of its Subsidiaries and affiliates, (d) right to provide such information to Participants, prospective Participants to which sales of participating interests are permitted pursuant to Section 9.06(b) and prospective Assignees to which assignments of interests are permitted pursuant to Section 9.06(c) if such Participant, prospective Participant or prospective Assignee agrees in writing to maintain the confidentiality of such information on terms substantially similar to those of this Section as if it were a “Bank” party hereto, and (e) right to disclose Confidential Information to its affiliates if such affiliate agrees in writing to maintain the confidentiality of such information on terms substantially similar to those of this Section.  Notwithstanding the foregoing, any such information supplied to a Bank Party, Participant, prospective Participant or prospective Assignee under this Agreement shall cease to be Confidential Information if it is or becomes known to such Person by other than unauthorized disclosure, or if it becomes a matter of public knowledge other than as a result of a breach of this Section by such Person.

Section 9.13 .  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.14 . USA Patriot Act.  Each Bank hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the Act.

Section 9.15 .  ICC Transactions.  Notwithstanding anything to the contrary set forth in this Agreement (without limiting the terms of the penultimate sentence of this Section 9.15) or in any of the Notes or other instruments or documents that have been or are in the future executed or delivered pursuant to, or that otherwise relate to, this Agreement or to any Committed Borrowings or Loans hereunder (all of the foregoing, collectively with this Agreement, the “Credit Documentation”), (a) to the extent necessary under the Credit Documentation, the Banks hereby consent to, and waive any Default, Event of Default or other breach, violation, default or noncompliance with the provisions of the Credit Documentation that might otherwise be caused by or be attributable to, the “ICC Transactions” as such term is defined in Schedule 9.15 hereto, and (b) the ICC Transactions, the “ICC Assets,” the “ICC Related Companies” (as such terms are respectively defined in Schedule 9.15 hereto), and the assets, liabilities and operations of the ICC Related Companies (including without limitation any circumstances, events, occurrences, actions or omissions relating to, of or by any of the ICC Related Companies), are hereby excluded from, and shall not be taken into account in applying, interpreting or determining compliance with, the provisions of the Credit Documentation (including without limitation, the definitions, representations, warranties, covenants, agreements, conditions and events of default set forth in the Credit Documentation) and may be excluded from any certifications, notices, reports or statements delivered or to be delivered pursuant to the Credit Documentation.  Without limiting the generality of the foregoing, the defined terms “ERISA Group,” “Joint Venture,” “Member” and “Subsidiary,” among others, as used in the Credit Documentation shall not include the ICC Related Companies.  Notwithstanding the preceding provisions of this Section 9.15, any new investments in the ICC Related Companies by purchase of equity and/or debt securities, funding (through capital contributions and/or newly originated loans) of working capital or capital expenditure needs of the ICC Related Companies, payment by RTFC (as such term is defined in Schedule 9.15 hereto) or the Borrower of claims of other creditors of the ICC Related Companies, and/or provision of any new guarantees, letters of credit and/or other new credit support or credit enhancement of the debt or other obligations of the ICC Related Companies, in the case of each of the foregoing, made or provided by the Borrower and/or RTFC at any time from December 9, 2008 shall not exceed in the aggregate (but without double-counting any such new investments) $275,000,000 without the consent of the Required Banks.  To the extent that the Credit Documentation provides that any of the ICC Transactions may be implemented if certain advance notice thereof is given, all such conditions or requirements of advance notice shall be deemed to have been complied with and all such notices shall be deemed to have been duly and timely given in accordance with the terms of the Credit Documentation.

[remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
By:	/s/ J. ANDREW DON
Name: J. Andrew Don
Title:SVP and Treasurer

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THE ROYAL BANK OF SCOTLAND PLC, as Administrative Agent, as Initial Issuing Bank and as a Bank
By:	/s/ EMILY FREEDMAN
Name: Emily Freedman
Title: Vice President

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JPMORGAN CHASE BANK, N.A., as Syndication Agent and as a Bank
By:	/s/ JUAN JAVELLANA
Name: Juan Javellana
Title: Executive Director

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THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Co-Documentation Agent and as a Bank
By:	/s/ MARY COSEO
Name: Mary Coseo
Title: Vice President

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ROYAL BANK OF CANADA, as a Co- Documentation Agent and as a Bank
By:	/s/ THOMAS CASEY
Name: Thomas Casey
Title: Authorized Signatory

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KEYBANK NATIONAL ASSOCIATION, as a Co- Documentation Agent and as a Bank
By:	/s/ SHERRIE I. MANSON
Name: Sherrie I. Manson
Title: Senior Vice President

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Mizuho Corporate Bank, Ltd., and as a Bank
By:	/s/ LEON MO
Name: Leon Mo
Title: Authorized Signatory

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US BANK NATIONAL ASSOCIATION, as a Bank
By:	/s/MICHAEL SAGGES
Name: Michael Sagges
Title: Vice President

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PNC BANK, N.A., as a Bank
By:	/s/ D. JERMAINE JOHNSON
Name: D. Jermaine Johnson
Title: Senior Vice President

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THE BANK OF NOVA SCOTIA, as an Issuing Bank and as a Bank
By:	/s/ THANE RATTEW
Name: Thane Rattew
Title: Managing Director

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AGENT SCHEDULE

Institution	Title
The Royal Bank of Scotland plc	Administrative Agent
JPMorgan Chase Bank, N.A.	Syndication Agent
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	Co-Documentation Agent
KeyBank National Association	Co-Documentation Agent
Royal Bank of Canada	Co-Documentation Agent

Agent Schedule

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COMMITMENT SCHEDULE

Institution	Commitment
The Royal Bank of Scotland plc	$120,000,000.00
JPMorgan Chase Bank, N.A.	$120,000,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$120,000,000.00
KeyBank National Association	$120,000,000.00
Royal Bank of Canada	$120,000,000.00
Mizuho Corporate Bank, Ltd.	$100,000,000.00
U.S. Bank, National Association	$85,000,000.00
The Bank of Nova Scotia	$50,000,000
PNC Bank, N.A.	$49,875,000
Total	$884,875,000

Commitment Schedule

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PRICING SCHEDULE

The “Euro-Dollar Margin”, “Base Rate Margin” and the “Facility Fee Rate” for the Borrower at any date are the respective percentages set forth below in the applicable row and column based upon the Status of the Borrower that exists on such date.

Status	Level I	Level II	Level III	Level IV	Level V
Euro-Dollar Margin:	0.8150%	.9250%	1.0250%	1.1250%	1.2250%
Base Rate Margin	0%	0%	0.0250%	0.1250%	0.2250%
Facility Fee Rate:	0.0600%	0.0750%	0.1000%	0.1250%	0.1500%

For purposes of this Pricing Schedule, the following terms have the following meanings, subject to the concluding paragraph of this Pricing Schedule:

“Level I Status” exists at any date if, at such date, the Borrower’s senior unsecured long-term debt is rated AA- or higher by S&P or Aa3 or higher by Moody’s.

“Level II Status” exists at any date if, at such date, (i) the Borrower’s senior unsecured long-term debt is rated A+ or higher by S&P or A1 or higher by Moody’s, and (ii) Level I Status does not exist.

“Level III Status” exists at any date if, at such date, (i) the Borrower’s senior unsecured long-term debt is rated A or higher by S&P or A2 or higher by Moody’s, and (ii) Level II Status does not exist.

“Level IV Status” exists at any date if, at such date, (i) the Borrower’s senior unsecured long-term debt is rated A- or higher by S&P or A3 or higher by Moody’s, and (ii) Level III does not exist.

“Level V Status” exists at any date if, at such date, no other Status applies.

“Moody’s” means Moody’s Investors Services, Inc.

“Rating Agencies” means each of S&P and Moody’s.

“S&P” means Standard & Poor’s Rating Services.

“Status” refers to the determination of which of Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status exists at any date.

The credit ratings to be utilized for purposes of this Pricing Schedule are those assigned to the senior unsecured long-term debt securities of the Borrower

Pricing Schedule

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without third-party credit enhancement (the “Borrower’s Unsecured Long-Term Debt”), and any ratings assigned to any other debt security of the Borrower shall be disregarded; provided that if at any date there is no such rating assigned by a particular Rating Agency, such Rating Agency’s rating of the Borrower’s Unsecured Long-Term Debt shall be deemed to be one notch below such Rating Agency’s rating of the senior secured debt of the Borrower at such date.  In the event that the two assigned ratings differ, then the higher rating assigned to the Borrower’s Unsecured Long-Term Debt (after giving effect to the proviso in the first sentence of this paragraph) shall be used if the ratings assigned differ by only one rating (e.g., A+/A2 results in Level II Status).  In the event the two assigned ratings differ by more than one rating, the rating below the highest shall be used (e.g., A+/A3 results in Level III Status).

Pricing Schedule

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SCHEDULE 2.01

L/C Number	Member	Amount	Effective Date	Expiration Date	Beneficiary
93046/80085	C&T Enterprises (Wellsboro)	$591,000.00	4/27/2010	4/27/2012	PJM Interconnection
93047/80085	C&T Enterprises (Citizens)	$600,000.00	4/27/2010	4/27/2012	PJM Interconnection
93093/80085	LCEC Generation LLC	$6,445,000.00	10/15/2010	6/1/2012	Wartsila North America, Inc.
93103/80085	Vitelcomm Cellular, Inc.	$1,000,000.00	11/23/2010	11/23/2011	Research in Motion Corporation
Total		$8,636,000.00

Schedule 2.01

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SCHEDULE 5.03(a)

NON-GAAP SUBSIDIARIES

a.	Denton Realty Holdings, LLC, organized in the State of Delaware. Borrower owns 100% of the membership interests.

b.	Denton Realty Investors, LLC, organized in the State of Delaware. Borrower owns 100% of the membership interests.

c.
Denton Realty Partners, LP, organized in the State of Delaware. Denton Realty Holdings, LLC is the general partner and owns 0.5% of the partnership interests, and Denton Realty Investors, LLC is the limited partner and owns 99.5% of the partnership interests.

d.	CFC Advantage, LLC, organized in the State of Delaware. Borrower owns 100% of the membership interests.

e.	DRP County Lakes, LLC, organized in the State of Texas. Borrower owns 100% of the membership interests.

Schedule 5.03(a)

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SCHEDULE 9.15

ICC TRANSACTIONS

Background

As described in the Borrower’s filings with the U.S. Securities and Exchange Commission, Rural Telephone Finance Cooperative (“RTFC”), a Consolidated Entity of the Borrower, made secured loans to Innovative Communication Corporation (“ICC”), a diversified telecommunications company organized under the laws of the United States Virgin Islands (“USVI”) and headquartered in St. Croix, USVI. Through operating divisions and subsidiaries, ICC provided cellular, wireline local and long-distance telephone, cable television, Internet access and other telecommunications services in the eastern and southern Caribbean.  ICC and its subsidiaries are hereby defined as the “ICC Companies.”  As of March 1, 2011, RTFC had no loans outstanding to ICC.

ICC and certain of its affiliates were the subject of pending bankruptcy proceedings and a Bankruptcy Trustee has been appointed to manage the operations of the ICC bankruptcy estate (the “Trustee”).  The Trustee separated the bankruptcy estate into three asset groups and sold two of those groups with the proceeds from the sale being applied to pay a portion of RTFC debt and other creditors’ claims and to pay administrative expenses of the estate. The assets of the estate which have been sold to direct and indirect subsidiaries of the Borrower are described as “Group 1” assets and include the following:

“Group 1”:

•	Wireline telephone operations in the USVI,
•	Wireless telephone operations in the USVI and St. Maarten/St. Martin, and
•	Cable television service operations in the USVI, the British Virgin Islands and St. Maarten.

ICC Transactions

RTFC and the Trustee entered into a Purchase Agreement as part of a $250 million credit bid made by RTFC for certain ICC assets and stock in ICC Companies in Group 1 (collectively, “ICC Assets”).   The ICC Assets were sold to RTFC, with RTFC reserving the right to assign its rights under the Purchase Agreement to CFC or one or more designees controlled by the Borrower and wholly owned directly or indirectly by the Borrower (collectively as the “ICC Related Companies”). In such cases, among other things, (i) the Borrower has provided equity and/or debt capitalization of, and ongoing funding for, the entities involved in the acquisition, ownership and operation of ICC Assets; (ii) the Borrower has provided working capital and capital expenditure financing to the

Schedule 9.15

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ICC Companies and for the ICC Assets, either directly or through such subsidiaries; (iii) the acquisition of ICC Assets involved settling claims of other creditors of the ICC Companies, which settlements may be financed by the Borrower directly or through ICC Related Companies; (iv) the Borrower has provided credit support and/or credit enhancement for obligations of ICC Related Companies, including without limitation in the form of guaranties and/or letters of credit; (v) the Borrower holds such ICC Assets (through one or more special purpose entities) and operates or provides for the operation of the ICC Companies for the purpose of preserving and rehabilitating such ICC Assets, preparing them for resale or other disposition and reselling or disposing of them in one or more transactions at a price or prices or for other consideration satisfactory to the Borrower; and (vi) the Borrower, through its subsidiaries, has engaged staff and/or outside consultants, agents, managers, management companies and other professional advisers to advise and assist with respect to, and/or to carry out, the foregoing.  All of the transactions, actions and other matters referred to above in this paragraph (together with such other related transactions and steps, occurring prior to or concurrently with or within a reasonable time after the transactions, actions and other matters referred to above and as may be reasonably necessary to carry out such transactions, actions and other matters) are hereby defined collectively as the “ICC Transactions.”

Nothing in this Schedule 9.15 or in Section 9.15 of the Credit Agreement shall constitute an obligation on the Borrower, RTFC or any other Person to enter into all or any of the transactions, or to take all or any of the actions, described in this Schedule 9.15.  Transactions and actions referred to in this Schedule 9.15 are not necessarily listed in the chronological order in which they may be entered into or taken.

Schedule 9.15

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                EXHIBIT A

FORM OF NOTE

New York, New York [DATE]

For value received, National Rural Utilities Cooperative Finance Corporation, a not-for-profit cooperative association incorporated under the laws of the District of Columbia (the “Borrower”), promises to pay to the order of [•] (the “Bank”), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan and L/C Borrowing made by the Bank to the Borrower pursuant to the Revolving Credit Agreement referred to below on the Maturity Date with respect to such Loan or L/C Borrowing.  The Borrower promises to pay interest on the unpaid principal amount of each such Loan and L/C Borrowing on the dates and at the rate or rates provided for in the Revolving Credit Agreement.  All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of The Royal Bank of Scotland plc, 600 Washington Boulevard, Stamford, Connecticut 06901, Attn: Charles Ray.

All Loans and L/C Borrowings made by the Bank, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, prior to any transfer hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Revolving Credit Agreement.

This note is one of the Notes referred to in Revolving Credit Agreement, dated as of October 21, 2011, among the Borrower, the Banks listed on the signature pages thereof, The Royal Bank of Scotland plc, as Administrative Agent and Initial Issuing Bank, JPMorgan Chase Bank, N.A., as Syndication Agent, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., KeyBank National Association and Royal Bank of Canada as Co-Documentation Agents (as the same may be amended from time to time, the “Revolving Credit Agreement”).  Terms defined in the Revolving Credit Agreement are used herein with the same meanings.  Reference is made to the Revolving Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
By:
Name:
Title:

A-1

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Note (cont’d)

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Amount of Principal Repaid	Maturity Date	Notation Made By

A-2

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                      EXHIBIT B-1

FORM OF RUS GUARANTEE

The United States of America acting through the Administrator of the Rural Utilities Service (“RUS”) hereby unconditionally guarantees to [name of Payee] the making of [__%] of the payments of principal and interest when and as due on this Note of _________ (the “Cooperative”) in accordance with the terms hereof and of the Loan Agreement referred to in this Note, until such principal and interest shall be indefeasibly paid in full (which includes interest accruing on such principal between the date of default under this Note and the payment in full of this Guarantee), irrespective of receipt by RUS of any sums or property from its enforcement of its remedies for the Cooperative default.  This Guarantee shall be incontestable except for fraud or misrepresentation of which the holder had actual knowledge at the time it became a holder.  RUS hereby waives diligence, presentment, demand, protest and notice of any kind, as well as any requirement that [name of Payee] exhaust any right or take any action against the Cooperative.

This Guarantee is issued pursuant to Title III of the Rural Electrification Act of 1936, as amended (7 U.S.C. ‘‘ 901, et seq.), and the Loan Guarantee and Servicing Agreement among RUS, the Cooperative, Bank One, NA and National Rural Utilities Cooperative Finance Corporation dated ___________, ____.

UNITED STATES OF AMERICA
Date________________, ___	By:
Name:
Title:Administrator of Rural Electrification Administration

B-1-1

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                EXHIBIT B-2

FORM OF RUS GUARANTEE

The United States of America acting through the Administrator of the Rural Utilities Service (“RUS”) hereby unconditionally guarantees to the Payee the making of the payments of principal and Guaranteed Interest when and as due on the Note of _______________ (the “Cooperative”) dated _____ in the original principal amount of $ _____ (the “Note”), in accordance with the terms thereof and of the Loan Agreement and the Master Loan Guarantee and Servicing Agreement referred to in the Note, until such principal and Guaranteed Interest shall be indefeasibly paid in full (which includes interest accruing at the Guaranteed Interest Rate between the date of default under the Note and the payment in full of this Guarantee), irrespective of receipt by RUS of any sums or property from its enforcement of its remedies for the Cooperative’s default.  This Guarantee shall be incontestable except for fraud or misrepresentation of which the holder had actual knowledge at the time it became a holder.  RUS hereby waives diligence, presentment, demand, protest and notice of any kind (except the “Default Notice” required pursuant to Section 5.3(a) of the Master Loan Guarantee and Servicing Agreement), and acknowledges that the Payee does not have any right or obligation to exercise any right or take any action against the Cooperative.

This Guarantee is issued pursuant to the Rural Electrification Act of 1936, as amended (7 U.S.C. ‘‘ 901, et seq.) (the “Act”), and the Master Loan Guarantee and Servicing Agreement between RUS and National Rural Utilities Cooperative Finance Corporation dated as of February 16, 1999.

THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE UNITED STATES OF AMERICA, TO THE EXTENT APPLICABLE, AND OTHERWISE THE LAWS OF THE COMMONWEALTH OF VIRGINIA.

THE UNDERSIGNED, AS [ADMINISTRATOR] OF RUS, DOES HEREBY CERTIFY THAT I AM AUTHORIZED UNDER THE ACT AND 7 CFR PART 1700 TO DELIVER THIS GUARANTEE.

UNITED STATES OF AMERICA
By:
Name:
Title: [Administrator] of the Rural Utilities Service
Date________________, ___	RUS Loan No

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                  EXHIBIT C

FORM OF MONEY MARKET QUOTE REQUEST

[Date]
To:	The Royal Bank of Scotland plc (the “Administrative Agent”)

From:	National Rural Utilities Cooperative Finance Corporation (the ”Borrower”)

Re:
Revolving Credit Agreement, dated as of October 21, 2011, among the Borrower, the Banks listed on the signature pages thereof, The Royal Bank of Scotland plc, as Administrative Agent and Initial Issuing Bank, JPMorgan Chase Bank, N.A., as Syndication Agent, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., KeyBank National Association and Royal Bank of Canada, as Co-Documentation Agents (the “Revolving Credit Agreement”)

We hereby give notice pursuant to Section 2.03 of the Revolving Credit Agreement that we request Money Market Quotes for the following proposed Money Market Borrowing(s):

Date of Borrowing:  __________________

Principal Amount1                                                                Interest Period2
$

Such Money Market Quotes should offer a Money Market [Margin] [Absolute Rate].  [The applicable base rate is the London Interbank Offered Rate.]

Terms used herein have the meanings assigned to them in the Revolving Credit Agreement.

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
By:
Name:
Title:

1   Amount must be $10,000,000 or a larger multiple of $1,000,000.

2   Any number of whole months (but not less than one month) (LIBOR Auction) or not less than 30 days (Absolute Rate Auction), subject to the provisions of the definition of Interest Period.

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                   EXHIBIT D

FORM OF INVITATION FOR MONEY MARKET QUOTES

[Date]
To:	[Name of Bank]

Re:	Invitation for Money Market Quotes to the National Rural Utilities Cooperative Finance Corporation (the “Borrower”)

Pursuant to Section 2.03 of the Revolving Credit Agreement, dated as of October 21, 2011, among the Borrower, the Banks listed on the signature pages thereof, The Royal Bank of Scotland plc, as Administrative Agent and Initial Issuing Bank, JPMorgan Chase Bank, N.A., as Syndication Agent, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., KeyBank National Association and Royal Bank of Canada, as Co-Documentation Agents (the “Revolving Credit Agreement”):

Date of Borrowing: __________________

Principal Amount	Interest Period
$

Such Money Market Quotes should offer a Money Market [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

Please respond to this invitation by no later than 9:30 A.M. (New York City time) on [date].

THE ROYAL BANK OF SCOTLAND PLC
By:
Name:
Title:Authorized Officer

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                      EXHIBIT E

FORM OF MONEY MARKET QUOTE

[Date]
The Royal Bank of Scotland plc,
as Administrative Agent
c/o [•]
[•]
[•]
Attn: [•]

Attention:

Re:	Money Market Quote to National Rural Utilities Cooperative

Finance Corporation (the “Borrower”)

In response to your invitation on behalf of the Borrower dated _____________, 20__, we hereby make the following Money Market Quote on the following terms:

1.	Quoting Bank: ________________________________

2.	Person to contact at Quoting Bank: _____________________________

3.	Date of Borrowing: ____________________*

4.	We hereby offer to make Money Market Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

* As specified in the related Invitation.

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Principal Amount**	Interest Period***	Money Market [Margin****]	[Absolute Rate*****]
$
$

[provided, that the aggregate principal amount of Money Market Loans for which the above offers may be accepted shall not exceed $____________.]**

We understand and agree that the offer[s] set forth above [is][are] subject to the satisfaction of the applicable conditions set forth in the Revolving Credit Agreement, dated as of October 21, 2011, among the Borrower, the Banks listed on the signature pages thereof, The Royal Bank of Scotland plc, as Administrative Agent and Initial Issuing Bank, JPMorgan Chase Bank, N.A., as Syndication Agent, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., KeyBank National Association and Royal Bank of Canada, as Co-Documentation Agents.

Very truly yours, [NAME OF BANK]
By:
Name:
Title:Authorized Officer

Dated: _______________

** Principal amount bid for each Interest Period may not exceed principal amount requested. Specify aggregate limitation if the sum of the individual offers exceeds the amount the Bank is willing to lend.  Bids must be made for $1,000,000 or a larger multiple thereof.

*** Any number of whole months (but not less than one month) or not less than 30 days, as specified in the related Invitation.  No more than five bids are permitted for each Interest Period.

**** Margin over or under the London Interbank Offered Rate determined for the applicable Interest Period.  Specify percentage (rounded to the nearest 1/10,000 of 1%) and specify whether “PLUS” or “MINUS”.

***** Specify rate of interest per annum (rounded to the nearest 1/10,000th of 1%).

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                     EXHIBIT F

OPINION OF GENERAL COUNSEL OF THE BORROWER

October 21, 2011

To the Administrative Agent and each of the Banks party
 to the Revolving Credit Agreement referred to below
c/o The Royal Bank of Scotland plc
[•]
[•]

Ladies and Gentlemen:

I, John Jay List, General Counsel of the National Rural Utilities Cooperative Finance Corporation (the “Borrower”), am delivering this opinion pursuant to the Revolving Credit Agreement (the “Agreement”), dated as of October 21, 2011, among the Borrower, the Banks listed on the signature pages thereof, The Royal Bank of Scotland plc, as Administrative Agent and Initial Issuing Bank, JPMorgan Chase Bank, N.A., as Syndication Agent, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., KeyBank National Association and Royal Bank of Canada, as Co-Documentation Agents.  Terms defined in the Agreement are used herein as therein defined.  This opinion is being rendered to you at the request of the Borrower, pursuant to Section 3.01(c) of the Agreement.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion. This opinion is limited to the laws of the District of Columbia.

Upon the basis of the foregoing, I am of the opinion that:

1.                      The Borrower is a cooperative association duly incorporated, validly existing and in good standing under the laws of the District of Columbia and has the corporate power and authority and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and to transact the business in which it is engaged.  The Borrower is duly qualified or licensed as a foreign corporation in good standing in every jurisdiction in which the nature of the business in which it is engaged makes such qualification or licensing necessary, except in those jurisdictions in which the failure to be so qualified or licensed would not (after qualification, assuming that the Borrower could so qualify without the payment of any fee or penalty and retain its rights as they existed prior to such qualification all to an extent so that

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any fees or penalties required to be so paid or any rights not so retained would not, individually or in the aggregate, have a material adverse effect on the business or financial position of the Borrower), individually or in the aggregate, have a material adverse effect upon the business or financial position of the Borrower.

2.           The Borrower has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Agreement and the Notes.  The Agreement and the Notes have been duly and validly authorized, executed and delivered by the Borrower.4

3.           There are no actions, suits, proceedings or investigations pending or, to my knowledge, threatened against or affecting the Borrower by or before any court or any Governmental Authority, body or agency or any arbitration board which are reasonably likely to materially adversely affect the business, financial position or results of operations of the Borrower or the authority or ability of the Borrower to perform its obligations under the Agreement or the Notes.  Without limiting the foregoing opinion, I would like to draw your attention to the legal actions described on Annex A.

4.           No authorization, consent, approval or license of, or declaration, filing or registration with or exemption by, any Governmental Authority, body or agency is required in connection with the execution, delivery or performance by the Borrower of the Agreement or the Notes.

5.           The holders of the Borrower’s Members’ Subordinated Certificates are not and will not be entitled to receive any payments with respect to the principal thereof or interest thereon solely because of withdrawing or being expelled from membership in the Borrower.

6.           Neither the Borrower nor any Consolidated Entity is in default in any material respect under any material agreement or other instrument to which it is a party or by which it or its property or assets is bound. No event or condition exists which constitutes, or with the giving of notice or lapse of time or both would constitute, such a default under any such agreement or other instrument.  Neither the execution and delivery of the Agreement or the Notes, nor the consummation of any of the transactions therein contemplated, nor compliance with the terms and provisions thereof, will contravene any provision of law, statute, rule or regulation to which the Borrower is subject or any judgment,

4 The opinion with respect to the enforceability of the Revolving Credit Agreement under New York law shall be provided by Borrower's New York counsel, Dewey & LeBoeuf LLP, subject to customary assumptions, qualifications and limitations.

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decree, award, franchise, order or permit applicable to the Borrower, or will conflict or be inconsistent with, or will result in any material breach of, any of the material terms, covenants, conditions or provisions of, or constitute (or with the giving of notice or lapse of time, or both, would constitute) a default under (or condition or event entitling any Person to require, whether by purchase, redemption, acceleration or otherwise, the Borrower to perform any obligations prior to the scheduled maturity thereof), or result in the creation or imposition of any Lien upon any of the property or assets of the Borrower pursuant to the terms of, any indenture, mortgage, deed of trust, agreement or other instrument to which it may be subject, or violate any provision of the certificate of incorporation or by-laws of the Borrower.  Without limiting the generality of the foregoing, the Borrower is not a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Borrower, any agreement or indenture relating thereto or any other contract or agreement (including its certificate of incorporation and by-laws), which would be violated by the incurring of the Indebtedness to be evidenced by the Notes.

7.           The Borrower has complied fully with all of the material provisions of each Indenture.  No Event of Default (within the meaning of such term as defined in any Indenture) and no event, act or condition (except for possible non-compliance by the Borrower with any immaterial provisions of such Indenture which in itself is not such an Event of Default under such Indenture) which with notice or lapse of time, or both, would constitute such an Event of Default has occurred and is continuing under such Indenture.  The borrowings by the Borrower contemplated by the Agreement will not cause such an Event of Default under, or the violation of any covenant contained in, any Indenture.

8.           Set forth on Annex B attached hereto is a true, correct and complete list of all of the Borrower’s Subsidiaries and Joint Ventures, the jurisdiction of incorporation or organization of each such Subsidiary and Joint Venture and the nature and percentage of the Borrower’s ownership of each such Subsidiary and Joint Venture.

9.           The Borrower has received a ruling from the Internal Revenue Service to the effect that it is exempt from payment of Federal income tax under Section 501(c)(4) of the Internal Revenue Code of 1986, and nothing has come to our attention that leads us to believe that the Borrower is not so exempt.

Sincerely,

John Jay List
General Counsel

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Annex A

Innovative Communication Corporation (“ICC”) is a diversified telecommunications company and Rural Telephone Finance Cooperative (“RTFC”) borrower headquartered in St. Croix, United States Virgin Islands (“USVI”).  In the USVI, through its subsidiary Virgin Islands Telephone Corporation d/b/a Innovative Telephone (“Vitelco”) and other operating subsidiaries and divisions, ICC provided cellular, wireline local and long-distance telephone, cable television, and Internet access services.  Through other subsidiaries, ICC provided telecommunications, cable television, and Internet access services in the eastern and southern Caribbean.

As of March 1, 2011, RTFC had no loans outstanding to ICC.  RTFC was the primary secured lender to ICC.  ICC was placed into Chapter 11 bankruptcy proceedings on September 21, 2007.  ICC’s indirect majority shareholder and chairman, Jeffrey Prosser (“Prosser”) filed a voluntary bankruptcy petition for reorganization that was converted to a Chapter 7 liquidation in October 2007.

On October 6, 2010, CFC, through a subsidiary, closed on the purchase of the operating companies, located in the United States Virgin Islands formerly owned by ICC.  On March 1, 2011 CFC, through a subsidiary, closed on the purchase of the cable television providers in the British Virgin Islands (“BVI”) and St. Maarten. CFC, through its subsidiaries and contractors, now owns and operates the former ICC companies that provide telecommunications services to the USVI, BVI and St. Maarten.  This ownership will continue while the assets are being rehabilitated for sale to a permanent owner.

On or about December 7, 2008, Jeffrey Prosser, Dawn Prosser, Adrian Prosser and John Raynor filed a lawsuit in the United States District for the United States Virgin Islands against CFC, RTFC, Sheldon C. Petersen, John Jay List, Steven L. Lilly (each an officer of CFC), Wayne Stratton (a director of CFC) et. al. alleging violations of the Racketeer Influenced and Corrupt Organizations Act and the Virgin Islands Criminally Influenced and Corrupt  Organizations Act, torts actionable under Virgin Islands law, and common law civil conspiracy.  CFC and RTFC believe that the suit is completely without merit and are vigorously pursuing a dismissal of the case and injunctive relief.  CFC and RTFC believe that the allegations raised in this complaint, like similar allegations brought previously and either released or dismissed, are completely baseless, and part of a pattern of abusive litigation in this matter.

Prosser and related parties continue to assert claims in proceedings against CFC and certain of its officers and directors and other parties.  CFC anticipates that it will continue to be engaged in defense of those assertions as well as pursuing claims of its own.

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Nothing herein constitutes an admission that the foregoing are reasonably likely to materially adversely affect the business, financial position or results of CFC or the authority or ability of CFC to perform its obligations under the Agreement or the Notes.

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Annex B

Subsidiaries, Special Purpose Subsidiaries and Joint Ventures:

a.	CFC Advantage, LLC, organized in the State of Delaware. Borrower owns 100% of the membership interests.

b.	Denton Realty Holdings, LLC, organized in the State of Delaware. Borrower owns 100% of the membership interests.

c.	Denton Realty Investors, LLC, organized in the State of Delaware. Borrower owns 100% of the membership interests.

d.	DRP County Lakes, LLC, organized in the State of Texas. Borrower owns 100% of the membership interests.

d.
Denton Realty Partners, LP, organized in the State of Delaware. Denton Realty Holdings, LLC is the general partner and owns 0.5% of the partnership interests, and Denton Realty Investors, LLC is the limited partner and owns 99.5% of the partnership interests.

Denton Realty Partners, LP ownership interest:

Rayzor Ranch, L.P.	25%
Laurel Development II, L.P.	10%
W/J Lakes Development LP	50%
W/J Lakes LP	50%

e.	Caribbean Asset Holdings, LLC, organized in the State of Delaware. Borrower owns 100% of the membership interests.

Caribbean Asset Holdings, LLC ownership interest:

1.  DTR Holdings, LLC                                                           100%

DTR Holdings, LLC ownership interest:
VI PowerNet, LLC	100%
Innovative Long Distance, Inc.	100%
Virgin Islands Telephone Corporation	100%

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Vitelcom Cellular, Inc.	100%
Caribbean Communications Corp.	100%
St. Croix Cable T.V., Inc.	100%
iCC TV, Inc.	100%
Group B-200, Inc.

2.  BVI Asset Holdings, LLC                                                                100%
BVI Asset Holdings, LLC ownership interest:
B.V.I. Cable T.V., Ltd.                                                      100%

3.  STM Asset Holdings, LLC                                                      100%
STM Asset Holdings LLC ownership interest:
Caribbean Teleview Services N.V.                                                                100%

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                   EXHIBIT G

ASSIGNMENT AND ASSUMPTION AGREEMENT

AGREEMENT dated as of ___________, 20__ among [ASSIGNOR] (the “Assignor”), [ASSIGNEE] (the “Assignee”), NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION (the “Borrower”) and the ROYAL BANK OF SCOTLAND PLC, as Administrative Agent (the “Agent”).

W I T N E S S E T H

WHEREAS, this Assignment and Assumption Agreement (the “Agreement”) relates to the Revolving Credit Agreement, dated as of October 21, 2011 (the “Credit Agreement”), among the Borrower, the Banks listed on the signature pages thereof, The Royal Bank of Scotland plc, as Administrative Agent and Initial Issuing Bank (the “Agent”), and JPMorgan Chase Bank, N.A., as Syndication Agent, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., KeyBank National Association and Royal Bank of Canada, as Co-Documentation Agents.

WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans and/or make or participate in L/C Obligations to the Borrower in an aggregate principal amount at any time outstanding not to exceed $__________;

WHEREAS, Committed Loans and L/C Obligations made to the Borrower by the Assignor under the Credit Agreement in the aggregate principal amount of $__________ are outstanding at the date hereof; and

WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $__________ (the “Assigned Amount”), together with a corresponding portion of its outstanding Committed Loans and/or L/C Obligations, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1.  Definitions.  All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

SECTION 2.  Assignment.  The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment

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 from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of the Committed Loans and/or L/C Obligations made by the Assignor outstanding at the date hereof.  Upon the execution and delivery hereof by the Assignor, the Assignee, the Borrower and the Administrative Agent and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Bank under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount, and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee.  The assignment provided for herein shall be without recourse to the Assignor.

SECTION 3.  Payments.  As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them. It is understood that commitment and/or facility fees accrued to the date hereof are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee.  Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

SECTION 4.  Consent of the Borrower and the Administrative Agent.  This Agreement is conditioned upon the consent of [the Borrower,] the Administrative Agent and the Issuing Bank pursuant to Section 9.06(c) of the Credit Agreement.  The execution of this Agreement [by the Borrower,]  the Administrative Agent and the Issuing Bank is evidence of this consent.  Pursuant to Section 9.06(c) of the Credit Agreement, if requested by the Assignee, the Borrower agrees to execute and deliver a Note payable to the order of the Assignee to evidence the assignment and assumption provided for herein.

SECTION 5.  Non-Reliance on Assignor.  The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial position, or statements of the Borrower, or the validity and enforceability of the obligations of the Borrower in respect of the Credit Agreement or any Note.  The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be

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responsible for making its own independent appraisal of the business, affairs and financial position of the Borrower.

SECTION 6.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 7.  Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]
By:
Name:
Title:

[ASSIGNEE]
By:
Name:
Title:

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
By:
Name:
Title:

THE ROYAL BANK OF SCOTLAND PLC, as Administrative Agent
By:
Name:
Title:

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EXHIBIT H-1

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Bank Parties That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of October 21, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Banks listed on the signature pages thereof, The Royal Bank of Scotland plc., as Administrative Agent and Initial Issuing Bank, JPMorgan Chase Bank, N.A., as Syndication Agent, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., KeyBank National Association and Royal Bank of Canada, as Co-Documentation Agents.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled  foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made  to the undersigned, or in either of the two calendar years preceding such payments.

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Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF BANK PARTY]
By:
Name:
Title:

Date:                      , 20[  ]

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EXHIBIT H-2

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Bank Parties That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of October 21, 2011 (as amended,  supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Banks listed on the signature pages thereof, The Royal Bank of Scotland plc, as Administrative Agent and Initial Issuing Bank, JPMorgan Chase Bank, N.A., as Syndication Agent, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., KeyBank National Association and Royal Bank of Canada, as Co-Documentation Agents.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor  any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the  meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its  partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with  IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times  furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the  undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

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[NAME OF BANK PARTY]
By:
Name:
Title:

Date:                      , 20[  ]

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EXHIBIT H-3

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of October 21, 2011 (as amended,  supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Banks listed on the signature pages thereof, The Royal Bank of Scotland plc, as Administrative Agent and Initial Issuing Bank, JPMorgan Chase Bank, N.A., as Syndication Agent, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., KeyBank National Association and Royal Bank of Canada, as Co-Documentation Agents.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section  871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Bank with a certificate of its non-U.S. person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank in writing and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such  payments.

H-3-1

(NY) 27011/233/CA/RBS.CA.doc

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date:                      , 20[  ]

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(NY) 27011/233/CA/RBS.CA.doc

EXHIBIT H-4

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of October 21, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Banks listed on the signature pages thereof, The Royal Bank of Scotland plc., as Administrative Agent and Initial Issuing Bank, JPMorgan Chase Bank, N.A., as Syndication Agent, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., KeyBank National Association and Royal Bank of Canada, as Co-Documentation Agents.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Bank with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information  provided on this certificate changes, the undersigned shall promptly so inform such Bank and (2) the undersigned shall have at all times furnished such Bank with a properly completed and  currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

H-4-1

(NY) 27011/233/CA/RBS.CA.doc

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date:                      , 20[  ]

H-4-2

(NY) 27011/233/CA/RBS.CA.doc